                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MAXXAM Inc.:

We have audited the accompanying consolidated balance sheets of MAXXAM Inc. (a
Delaware corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit)
and cash flows for each of the three years in the period ended December 31,
2000. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item
14(a)(2) of this Form 10-K is presented for purposes of complying with the
Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                                          ARTHUR ANDERSEN LLP

Houston, Texas
March 27, 2001

                          MAXXAM INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
               (In millions of dollars, except share information)

                                                                                                 December 31,
                                                                                            -----------------------
                                                                                               2000        1999
                                                                                            ----------- -----------
Assets
Current assets:
   Cash and cash equivalents............................................................... $    353.2  $    275.7
   Marketable securities...................................................................       44.6        58.3
   Receivables:
      Trade, net of allowance for doubtful accounts of $6.4 and $6.0, respectively.........      202.3       169.4
      Other................................................................................      251.6       116.0
   Inventories.............................................................................      451.3       590.7
   Prepaid expenses and other current assets...............................................      203.1       192.7
                                                                                            ----------- -----------
        Total current assets...............................................................    1,506.1     1,402.8
Property, plant and equipment, net of accumulated depreciation of $1,033.0 and
      $977.9, respectively.................................................................    1,331.3     1,222.2
Timber and timberlands, net of accumulated depletion of $183.8 and $180.6,
   respectively............................................................................      244.3       254.1
Investments in and advances to unconsolidated affiliates...................................       85.5       112.6
Deferred income taxes......................................................................      553.1       549.1
Restricted cash, marketable securities and other investments...............................      106.3       159.0
Long-term receivables and other assets.....................................................      677.4       693.3
                                                                                            ----------- -----------
                                                                                            $  4,504.0  $  4,393.1
                                                                                            =========== ===========
Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable........................................................................ $    248.7  $    243.1
   Accrued interest........................................................................       70.1        72.4
   Accrued compensation and related benefits...............................................      180.8       124.8
   Other accrued liabilities...............................................................      313.5       194.7
   Payable to affiliates...................................................................       78.3        85.8
   Short-term borrowings and current maturities of long-term debt..........................      100.6        46.0
                                                                                            ----------- -----------
        Total current liabilities..........................................................      992.0       766.8
Long-term debt, less current maturities....................................................    1,882.8     1,956.8
Accrued postretirement medical benefits....................................................      667.4       688.9
Other noncurrent liabilities...............................................................      779.9       810.1
                                                                                            ----------- -----------
        Total liabilities..................................................................    4,322.1     4,222.6
                                                                                            ----------- -----------
Commitments and contingencies
Minority interests.........................................................................      132.8       142.7
Stockholders' equity:
   Preferred stock, $0.50 par value; 12,500,000 shares authorized; Class A $0.05
      Non-Cumulative Participating Convertible Preferred Stock; 669,355 shares issued......        0.3         0.3
   Common stock, $0.50 par value; 28,000,000 shares authorized;
      10,063,359 shares issued.............................................................        5.0         5.0
   Additional capital......................................................................      225.3       225.3
   Accumulated deficit.....................................................................      (68.2)     (102.1)
   Accumulated other comprehensive loss....................................................       (0.5)       (0.7)
    Treasury stock, at cost (shares held:  preferred - 845; common - 3,315,008
      and 2,805,608, respectively).........................................................     (112.8)     (100.0)
                                                                                            ----------- -----------
        Total stockholders' equity.........................................................       49.1        27.8
                                                                                            ----------- -----------
                                                                                            $  4,504.0  $  4,393.1
                                                                                            =========== ===========

   The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (In millions of dollars, except share information)

                                                                                    Years Ended December 31,
                                                                             --------------------------------------
                                                                                2000         1999          1998
                                                                             -----------  -----------  ------------
Net sales:
   Aluminum................................................................  $  2,169.8   $  2,083.6   $   2,302.4
   Forest products.........................................................       200.1        187.8         233.6
   Real estate.............................................................        47.2         52.0          58.6
   Racing..................................................................        30.9         27.3          24.1
                                                                             -----------  -----------  ------------
                                                                                2,448.0      2,350.7       2,618.7
                                                                             -----------  -----------  ------------
Cost and expenses:
   Cost of sales and operations:
      Aluminum.............................................................     1,798.3      1,898.5       1,952.2
      Forest products......................................................       157.4        159.5         155.3
      Real estate..........................................................        24.1         29.7          33.5
      Racing...............................................................        19.5         15.9          15.7
   Selling, general and administrative expenses............................       168.7        170.4         171.0
   Impairment of assets....................................................        51.2         19.8          45.0
   Depreciation, depletion and amortization................................        98.2        108.4         120.4
                                                                             -----------  -----------  ------------
                                                                                2,317.4      2,402.2       2,493.1
                                                                             -----------  -----------  ------------

Operating income (loss)....................................................       130.6        (51.5)        125.6

Other income (expense):
   Gains on sales of timberlands...........................................        60.0        239.8             -
   Gain on involuntary conversion at Gramercy facility.....................           -         85.0             -
   Investment, interest and other income (expense), net....................        62.7         18.3          36.3
   Interest expense........................................................      (185.9)      (190.1)       (201.3)
   Amortization of deferred financing costs................................        (7.1)        (7.0)         (7.2)
                                                                             -----------  -----------  ------------
Income (loss) before income taxes and minority interests ..................        60.3         94.5         (46.6)
Credit (provision) for income taxes........................................       (27.1)       (43.7)         32.1
Minority interests.........................................................        (3.2)        22.8          (0.2)
                                                                             -----------  -----------  ------------
Income (loss) before extraordinary items...................................        30.0         73.6         (14.7)
Extraordinary items:
   Loss on early extinguishment of debt, net of income tax benefit
        of $22.9...........................................................           -            -         (42.5)
   Gains on repurchases of debt, net of income tax provision of $2.4.......         3.9            -             -
                                                                             -----------  -----------  ------------
Net income (loss)..........................................................  $     33.9   $     73.6   $     (57.2)
                                                                             ===========  ===========  ============

Basic earnings (loss) per common share:
   Income (loss) before extraordinary items................................  $     4.34   $    10.49   $     (2.10)
   Extraordinary items.....................................................        0.57            -         (6.07)
                                                                             -----------  -----------  ------------
   Net income (loss).......................................................  $     4.91   $    10.49   $     (8.17)
                                                                             ===========  ===========  ============

Diluted earnings (loss) per common and common equivalent share:
   Income (loss) before extraordinary items................................  $     3.95   $     9.49   $     (2.10)
   Extraordinary items.....................................................        0.52            -         (6.07)
                                                                             -----------  -----------  ------------
   Net income (loss).......................................................  $     4.47   $     9.49   $     (8.17)
                                                                             ===========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                   (In millions, except per share information)

                                                                                   Accumu-
                                                                                   lated
                                                Common Stock                       Other
                                              -----------------                    Compre-                      Compre-
                                   Preferred                     Addi-    Accumu-  hensive                      hensive
                                     Stock                       tional    lated   Income   Treasury            Income
                                  ($.50 Par)  Shares ($.50 Par) Capital   Deficit  (Loss)     Stock    Total    (Loss)
                                  ---------- ------- ---------- -------- --------- -------- --------- --------  -------

Balance, December 31, 1997....... $     0.3     7.0  $     5.0  $ 222.8  $ (118.5) $  (3.3) $ (109.2) $  (2.9)
   Net loss......................         -       -          -        -     (57.2)       -         -    (57.2)  $(57.2)
   Reduction of pension
      liability..................         -       -          -        -         -      3.3         -      3.3      3.3
                                                                                                                -------
   Comprehensive loss............                                                                               $(53.9)
                                  ---------- ------- ---------  -------- --------- -------- --------- --------  =======

Balance, December 31, 1998.......       0.3     7.0        5.0    222.8    (175.7)       -    (109.2)   (56.8)
   Net income....................         -       -          -        -      73.6        -         -     73.6   $ 73.6
   Increase in pension
      liability..................         -       -          -        -         -     (0.7)        -     (0.7)    (0.7)
                                                                                                                -------
   Comprehensive income..........                                                                               $ 72.9
                                                                                                                =======
   Treasury stock issuances......         -       -          -      2.5         -        -       9.2     11.7
                                  ---------- ------- ---------  -------- --------- -------- --------- --------

Balance, December 31, 1999.......       0.3     7.0        5.0    225.3    (102.1)    (0.7)   (100.0)    27.8
   Net income....................         -       -          -        -      33.9        -         -     33.9   $ 33.9
   Increase in pension liability.         -       -          -        -         -     (0.4)        -     (0.4)    (0.4)
   Change in value of available-
      for-sale investments.......         -       -          -        -         -      0.6         -      0.6      0.6
                                                                                                                -------
   Comprehensive income..........                                                                               $ 34.1
                                                                                                                =======
   Treasury stock purchases......         -       -          -        -         -        -     (12.8)   (12.8)
                                  ---------- ------- ---------  -------- --------- -------- --------- --------
Balance, December 31, 2000....... $     0.3     7.0    $   5.0   $225.3  $  (68.2) $  (0.5) $ (112.8) $  49.1
                                  ========== ======= =========  ======== ========= ======== ========= ========

   The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In millions of dollars)

                                                                                         Years Ended December 31,
                                                                                       ----------------------------
                                                                                         2000      1999      1998
                                                                                       --------  --------  --------
Cash flows from operating activities:
   Net income (loss).................................................................. $  33.9   $  73.6   $ (57.2)
   Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
      Depreciation, depletion and amortization........................................    98.2     108.4     120.4
      Non-cash impairments - aluminum operations......................................    63.2      19.8      45.0
      Extraordinary loss (gains) on early extinguishments (repurchases) of debt, net..    (3.9)        -      42.5
      Stock-based compensation expense................................................       -      11.7         -
      Net gains on marketable securities..............................................   (27.9)    (18.2)     (8.6)
      Gains on sales of timberlands...................................................   (60.0)   (239.8)        -
      Gain on involuntary conversion at Gramercy facility.............................       -     (85.0)        -
      Net gains on other asset dispositions...........................................   (51.9)    (45.3)        -
      Minority interests..............................................................     3.2     (22.8)      0.2
      Amortization of deferred financing costs and discounts on long-term debt........     7.1       7.3      17.9
      Equity in (earnings) loss of unconsolidated affiliates, net of dividends received   18.7      (4.6)     (0.5)
      Increase (decrease) in cash resulting from changes in:
        Receivables...................................................................  (167.5)     24.4      70.1
        Inventories...................................................................   113.7      (4.7)     38.7
        Prepaid expenses and other assets.............................................    18.2     (60.4)     24.3
        Accounts payable..............................................................   (29.1)     59.9      (4.7)
        Accrued and deferred income taxes.............................................     5.3      19.7     (23.9)
        Payable to affiliates and other accrued liabilities...........................    66.9      16.8     (47.4)
        Accrued interest..............................................................    (2.3)        -       4.0
        Long-term assets and long-term liabilities....................................   (66.0)     20.7     (53.7)
      Other...........................................................................    19.0      (6.6)      4.3
                                                                                       --------  --------  --------
        Net cash provided by (used for) operating activities..........................    38.8    (125.1)    171.4
                                                                                       --------  --------  --------
Cash flows from investing activities:
   Net proceeds from dispositions of property and investments.........................   252.2     375.1      23.1
   Net sales (purchases) of marketable securities.....................................    42.0      (4.8)     73.8
   Capital expenditures, net of accounts payable of $34.6 in 2000.....................  (288.3)    (95.8)   (122.1)
   Restricted cash withdrawals used to acquire timberlands............................     0.8      12.9       8.9
   Investments in subsidiaries and joint ventures.....................................    (2.6)        -     (10.6)
   Other..............................................................................     2.7      (3.3)      2.9
                                                                                       --------  --------  --------
        Net cash provided by (used for) investing activities..........................     6.8     284.1     (24.0)
                                                                                       --------  --------  --------
Cash flows from financing activities:
   Proceeds from issuances of long-term debt..........................................    32.4       2.9     875.5
   Premiums for early retirement of debt..............................................       -         -     (45.5)
   Redemptions, repurchases of and principal payments on long-term debt...............   (44.6)    (19.6)   (804.0)
   Net borrowings under revolving and short-term credit facilities....................    62.2      10.4      16.0
   Restricted cash withdrawals (deposits), net........................................     0.2    (170.3)      7.3
   Treasury stock repurchases.........................................................   (12.8)        -     (35.1)
   Incurrence of deferred financing costs.............................................    (2.5)     (0.7)    (23.4)
   Other..............................................................................    (3.0)     (0.2)     (8.6)
                                                                                       --------  --------  --------
        Net cash provided by (used for) financing activities..........................    31.9    (177.5)    (17.8)
                                                                                       --------  --------  --------
Net increase (decrease) in cash and cash equivalents..................................    77.5     (18.5)    129.6
Cash and cash equivalents at beginning of year........................................   275.7     294.2     164.6
                                                                                       --------  --------  --------
Cash and cash equivalents at end of year.............................................. $ 353.2   $ 275.7   $ 294.2
                                                                                       ========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                          MAXXAM INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Basis of Presentation and Summary of Significant Accounting Policies

   Basis of Presentation

      The Company
      The consolidated financial statements include the accounts of MAXXAM Inc.
and its majority and wholly owned subsidiaries. All references to the "Company"
include MAXXAM Inc. and its majority owned and wholly owned subsidiaries, unless otherwise indicated or the context indicates otherwise. Intercompany balances and transactions have been eliminated. Investments in affiliates (20% to
50%-owned) are accounted for utilizing the equity method of accounting.

      The Company is a holding company and, as such, conducts substantially all of its operations through its subsidiaries. The Company operates in four principal industries:

-     Aluminum, through its majority owned subsidiary, Kaiser Aluminum
      Corporation ("KAISER", 63% owned as of December 31, 2000), an aluminum producer.  Kaiser, through its wholly owned principal operating subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"), operates in several principal aspects of the aluminum industry - the mining of bauxite (the major aluminum-bearing ore), the refining of bauxite into alumina (the intermediate material), the production of aluminum and the manufacture of fabricated and semi-fabricated aluminum products.  Kaiser's production levels of alumina, before consideration of the Gramercy incident described in Note 3, and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum to domestic and international third parties.  A substantial portion of the Company's consolidated assets, liabilities, revenues, results of operations and cash flows are attributable to Kaiser
      (see Note 2).

-     Forest products, through MAXXAM Group Inc. ("MGI") and MGI's wholly owned subsidiaries, The Pacific Lumber Company ("PACIFIC LUMBER") and Britt
      Lumber Co., Inc. ("BRITT"). MGI operates in several principal aspects of the lumber industry - the growing and harvesting of redwood and
      Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Housing, construction and remodeling are the principal markets for the Company's lumber products.

-     Real estate investment and development, managed through its wholly owned subsidiary, MAXXAM Property Company. The Company, principally through its wholly owned subsidiaries, is engaged in the business of residential and commercial real estate investment and development, primarily in Puerto
      Rico, Arizona and California.

-     Racing operations, through Sam Houston Race Park, Ltd. ("SHRP, LTD."), a
      Texas limited partnership, in which the Company owned a 99.0% interest as of December 31, 2000.  SHRP, Ltd. owns and operates a Class 1 pari-mutuel horse racing facility in the greater Houston metropolitan area.  SHRP,
      Ltd. also owns and operates Valley Race Park, a pari-mutuel greyhound racing facility in Harlingen, Texas.

      Results and activities for MAXXAM Inc. (excluding its subsidiaries) and for MAXXAM Group Holdings Inc. ("MGHI") are not included in the above segments.
MGHI owns 100% of MGI and is a wholly owned subsidiary of the Company.

      Liquidity and Cash Resources
      Kaiser has significant near-term debt maturities, and Kaiser's ability to make payments on and refinance its debt depends on its ability to generate cash in the future. In addition to being impacted by power sales and normal operating items, Kaiser's near-term liquidity and cash flows will also be affected by the
Gramercy incident, net payments for asbestos-related liabilities and possible proceeds from asset dispositions. For discussions of these matters, see Notes 3,
5, 12 and 17.

      Use of Estimates and Assumptions
      The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to filing the consolidated financial statements with the
Securities and Exchange Commission. Adjustments made using estimates often relate to improved information not previously available. Uncertainties regarding such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, actual results could differ from estimates, and it is possible that the subsequent resolution of any one of the contingent matters described in Note 17 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

      Reclassifications and Other Matters
      Certain reclassifications have been made to prior years' consolidated financial statements to be consistent with the current year's presentation. In addition, net sales and cost of sales and operations for 1999 and 1998 which are attributable to the Company's aluminum operations have been restated to conform to a new accounting principle that requires freight charges to be included in cost of sales and operations. The amount of such restatement was $39.3 million and $46.0 million for 1999 and 1998, respectively.

   Summary of Significant Accounting Policies

      Timber and Timberlands
      Timber and timberlands are stated at cost, net of accumulated depletion.
Depletion is computed utilizing the unit- of-production method based upon estimates of timber values and quantities.

      Concentrations of Credit Risk
      Cash equivalents and restricted marketable securities are invested primarily in commercial paper as well as other types of corporate and government debt obligations. The Company has mitigated its concentration of credit risk with respect to these investments by purchasing high grade investments (ratings of A1/P1 short-term or at least AA/aa long- term debt). No more than 10% is invested in the same issue. Unrestricted marketable securities are invested in corporate common stocks and option contracts. These investments are managed by a financial institution, and investments are limited to no more than 4.9% of an individual company's stock.

      Revenue Recognition
      The Company recognizes revenues for alumina, primary aluminum and fabricated aluminum products when title, ownership and risk of loss pass to the buyer.

      Revenues from the sale of logs, lumber products and by-products are recorded when the legal ownership and the risk of loss passes to the buyer, which is generally at the time of shipment.

      The Company recognizes income from land sales in accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate."
In accordance with SFAS 66, certain real estate sales are accounted for under the percentage of completion method, whereby income is recognized based on the estimated stage of completion of individual contracts. The unrecognized income associated with such sales has been recorded as deferred real estate sales and is reflected in other noncurrent liabilities on the balance sheet. Additionally, in certain circumstances the cost recovery or installment method is used whereby the gross profit associated with these transactions is deferred and recognized when appropriate. The unrecognized income associated with such sales is reflected as a reduction of long-term receivables and other assets in the balance sheet.

      The Company recognizes revenues from net pari-mutuel commissions received on live and simulcast horse and greyhound racing in the period in which the performance occurred. These revenues are net of certain payments determined in accordance with state regulations and contracts. The Company also receives revenues in the form of fees paid by other racetracks for the broadcast of the
Company's live races to the offsite locations. Other sources of revenue include food and beverage sales, admission and parking fees, corporate sponsorships and advertising, club memberships, suite rentals and other miscellaneous items.

      Deferred Financing Costs
      Costs incurred to obtain debt financing are deferred and amortized over the estimated term of the related borrowing.

      Foreign Currency
      The Company uses the United States dollar as the functional currency for its foreign operations.

      Derivative Financial Instruments
      Hedging transactions using derivative financial instruments are primarily designed to mitigate Kaiser's exposure to changes in prices for certain of the products which Kaiser sells and consumes and, to a lesser extent, to mitigate
Kaiser's exposure to changes in foreign currency exchange rates. Kaiser does not utilize derivative financial instruments for trading or other speculative purposes. Kaiser's derivative activities are initiated within guidelines established by Kaiser's management and approved by Kaiser's board of directors.
Hedging transactions are executed centrally on behalf of all of Kaiser's business segments to minimize transaction costs, monitor consolidated net exposures and allow for increased responsiveness to changes in market factors.

      Most of Kaiser's hedging activities involve the use of option contracts
(which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount Kaiser will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to lock-in a minimum or maximum price. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. Consistent with guidelines in place through
December 31, 2000, any interim fluctuations in option prices prior to the settlement date were deferred until the settlement date of the underlying hedged transaction, at which time they were reflected in net sales or cost of sales and operations (as applicable) together with the related premium cost. No accounting recognition was accorded to interim fluctuations in prices of forward sales contracts. Hedge (deferral) accounting would be terminated (resulting in the applicable derivative positions being marked-to-market) if the level of underlying physical transactions ever fell below the net exposure hedged. This did not occur in 1998, 1999 or 2000.

      Deferred gains or losses as of December 31, 2000, were included in prepaid expenses and other current assets and other accrued liabilities. See Note 18.

      Beginning with the quarterly period ending March 31, 2001, the Company will begin reporting derivative activities consistent with Statement of
Financial Accounting Standards No. 133, "Accounting for Derivative Financial
Instruments and Hedging Activities" ("SFAS NO. 133"). Statement of Financial
Accounting Standards No. 138, "Accounting for Certain Derivatives and Certain
Hedging Activities-An Amendment of FASB Statement No. 133" ("SFAS NO. 138"),
which amends certain requirements of SFAS No. 133, was issued in June 2000. SFAS
No. 133 requires companies to recognize all derivative instruments as assets or liabilities in the balance sheet and to measure those instruments at fair value.
Changes in the market value of the Company's derivative instruments represent unrealized gains or losses. Such unrealized gains or losses will change based on prevailing market prices at each subsequent balance sheet date, until the transaction occurs. Under SFAS No. 133, these changes are reflected as an increase or reduction in stockholders' equity through either other comprehensive income or net income, depending on the nature of the hedging instrument used and its effectiveness at offsetting changes in market prices for the hedged item. To the extent that changes in the market value of the Company's hedging positions are initially recorded in other comprehensive income, such changes are reversed from other comprehensive income (net of any fluctuations in other "open hedging"
positions) and are reflected in traditional net income upon the occurrence of the transactions to which the hedges relate. As of December 31, 2000, the amount of the Company's other comprehensive income adjustments were not significant, so there was not a significant difference between net income and comprehensive income. However, differences between comprehensive income and net income may become significant in future periods as a result of SFAS No. 133. In general,
SFAS No. 133 will result in material fluctuations in comprehensive income, net income and stockholders' equity in periods of price volatility.

      SFAS No. 133 requires that as of the date of the initial adoption, the difference between the market value of derivative instruments and the previous carrying amount of those derivatives recorded on the Company's consolidated balance sheet be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. As previously discussed, this impact will be reflected in the Company's first quarter 2001 financial statements. The adoption of SFAS No. 133 resulted in a pre-tax benefit of $21.2 million to other comprehensive income and a pre-tax charge of $18.9 million to earnings. See Note 18 for additional discussions regarding Kaiser's derivatives.

      Per Share Information
      Basic earnings (loss) per share is calculated by dividing net income
(loss) by the weighted average number of common shares outstanding during the period including the weighted average impact of the shares of common stock issued and treasury stock acquired during the year from the date of issuance or repurchase. Diluted earnings (loss) per share calculations also include the dilutive effect of the Class A Preferred Stock (which is convertible into Common
Stock) as well as common and preferred stock options.

                                                                                   Years Ended December 31,
                                                                         ------------------------------------------------
                                                                              2000            1999             1998
                                                                         --------------  --------------   ---------------
Weighted average common shares outstanding - Basic.....................    6,910,358       7,013,547      7,000,663
Weighted average number of common and common
   equivalent shares - Diluted.........................................    7,580,436(2)    7,755,147(2)   7,812,377(1)(2)

------------------
(1)  The impact of outstanding convertible stock and stock options of 811,714 shares was excluded from the weighted average share calculation for the year ended December 31, 1998, as its effect would have been antidilutive.
(2)  Options to purchase 940,183, 496,083 and 81,475 shares of Common Stock outstanding during the years ended December 31, 2000, 1999 and 1998, respectively, were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Common Stock.

2.    Segment Information

      Reportable Segments
      As discussed in Note 1, the Company is a holding company with four reportable segments; its operations are organized and managed as distinct business units which offer different products and services and are managed separately through the Company's subsidiaries.

      The accounting policies of the segments are the same as those described in
Note 1. The Company evaluates segment performance based on profit or loss from operations before income taxes and minority interests.

      The following table presents financial information by reportable segment
(in millions).

                                                      Forest       Real       Racing                  Consolidated
                          December 31,   Aluminum    Products     Estate    Operations    Corporate       Total
                          -----------  ------------ -----------  --------  ------------ ------------ --------------
Net sales to unaffiliated
   customers                 2000      $   2,169.8  $    200.1   $  47.2   $      30.9  $         -  $     2,448.0
                             1999          2,083.6       187.8      52.0          27.3            -        2,350.7
                             1998          2,302.4       233.6      58.6          24.1            -        2,618.7

Operating income (loss)      2000            145.2         7.6      (7.8)          2.1        (16.5)         130.6
                             1999            (23.0)       (4.1)     (5.2)          3.8        (23.0)         (51.5)
                             1998             96.5        40.9         -           1.8        (13.6)         125.6

Investment, interest and
   other income (expense)    2000             (4.3)       20.5      24.7             -         21.8           62.7
                             1999            (35.9)       26.9      21.1          (0.2)         6.4           18.3
                             1998              3.5         9.7      15.8           0.7          6.6           36.3

Interest expense and
   amortization of deferred
   financing costs           2000            109.6        64.2       2.4             -         16.8          193.0
                             1999            110.1        66.5       2.2           0.5         17.8          197.1
                             1998            110.0        75.3       1.5           3.4         18.3          208.5

Depreciation, depletion
   and amortization          2000             71.0        19.7       5.5           1.4          0.6           98.2
                             1999             83.6        17.0       6.2           1.1          0.5          108.4
                             1998             93.2        22.5       3.2           1.0          0.5          120.4

Income (loss) before
   income taxes and
   minority interests        2000             31.3        23.9      14.5           2.1        (11.5)          60.3
                             1999            (84.0)      196.1      13.7           3.1        (34.4)          94.5
                             1998            (10.0)      (24.7)     14.4          (1.0)       (25.3)         (46.6)

Capital expenditures         2000            296.5        14.0       6.9           4.5          1.0          322.9
                             1999             68.4        23.1       3.1           0.6          0.6           95.8
                             1998             77.6        22.0      22.2           1.0          0.1          122.9

Investments in and advances
   to unconsolidated
   affiliates                2000             77.8           -       7.7             -            -           85.5
                             1999             96.9           -      15.7             -            -          112.6

Total assets                 2000          3,292.5       726.3     165.4          40.8        279.0        4,504.0
                             1999          3,142.7       843.8     190.4          38.0        178.2        4,393.1

      Operating income (loss) in the column entitled "Corporate" represents general and administrative expenses not directly attributable to the reportable segments. This column also serves to reconcile the total of the reportable segments' amounts to totals in the Company's consolidated financial statements.

      Non-recurring Items

      Aluminum
      The aluminum segment's operating income (loss) for the years ended
December 31, 2000, 1999 and 1998 includes the impact of certain non-recurring items as shown in the following table. These items are included in cost of sales and operations and in impairment of assets in the Consolidated Statement of
Operations.

                                                                                     Years Ended December 31,
                                                                               ------------------------------------
                                                                                  2000         1999         1998
                                                                               -----------  ----------  -----------
Net gains on power sales (Note 5)............................................  $    159.5   $       -   $        -
Gramercy related items  (Note 3):
   Incremental maintenance...................................................       (11.5)          -            -
   Insurance deductibles, etc................................................           -        (5.0)           -
   LIFO inventory charge.....................................................        (7.0)          -            -
Impairment charges:
   Washington smelters (Note 5)..............................................       (33.0)          -            -

   Charges associated with product line exits................................       (18.2)          -            -
   Micromill (Note 6)........................................................           -       (19.1)       (45.0)
Restructuring charges........................................................        (9.4)          -            -
Labor settlement (2000) and incremental strike-related costs (1998)..........       (38.5)          -        (60.0)
                                                                               -----------  ----------  -----------
                                                                               $     41.9   $   (24.1)  $   (105.0)
                                                                               ===========  ==========  ===========

      The impairment charges reflected in 2000 of $18.2 million associated with product exits relate to the exit from the can body stock product line and the exit from a marginal product line within the engineered products operations. The charges include $12.0 million in LIFO inventory charges and $6.2 million in charges to reduce the carrying amount of certain assets.

      The restructuring charges represent employee benefit and other costs for the elimination of approximately 50 jobs reflecting a reduced emphasis on technology sales; reduced salaried employee requirements at Kaiser's Tacoma facility given its current curtailment; and employee benefit and other costs associated with the consolidation or elimination of certain corporate staff functions. The corporate restructuring initiatives in 2000 involve a group of approximately 50 employees. As of December 31, 2000, the total remaining liability associated with both restructuring efforts was $2.8 million. It is anticipated that all remaining costs will be incurred during 2001.

      The incremental strike-related costs in 1998 reflect the adverse impact on the Company's profitability due to the USWA strike in September 1998.

      The aluminum segment's income (loss) before income taxes and minority interests for the years ended December 31, 2000, 1999 and 1998 include the net impact of certain non-recurring amounts included in investment, interest and other income (expense), net, as shown in the following table:

                                                                                      Years Ended December 31,
                                                                                ------------------------------------
                                                                                   2000         1999         1998
                                                                                ----------   ----------   ----------
Asbestos-related charges (Note 17)..............................................$   (43.0)   $   (53.2)   $   (12.7)
Gain on sale of Pleasanton complex (Note 6).....................................     22.0            -            -
Lease obligation adjustment (Note 17)...........................................     17.0            -            -
Mark-to-market gains (losses) (Note 18).........................................     11.0        (32.8)           -
Gain on involuntary conversion at Gramercy facility.............................        -         85.0            -
Gain on sale of interests in AKW (Note 6).......................................        -         50.5            -
Environmental cost insurance recoveries.........................................        -            -         12.0
All other, net..................................................................    (11.3)        (0.4)         4.2
                                                                                ----------   ----------   ----------
                                                                                $    (4.3)   $    49.1    $     3.5
                                                                                ==========   ==========   ==========

      Forest Products
      The forest products segment's income (loss) before income taxes and minority interests included a non-recurring, non-operating pre-tax gain on the sale of the Owl Creek grove of $60.0 million in December 2000 and a non-recurring, non-operating pre-tax gain on the sale of the Headwaters
Timberlands of $239.8 million in March 1999. See Note 6.

      Real Estate
      Investment, interest and other income (expense) for real estate includes net gains from sales of operating assets and equity in earnings from real estate joint ventures of $19.2 million, $8.9 million and $8.9 million the years ended
December 31, 2000, 1999 and 1998, respectively. Investment, interest and other income (expense) for real estate also includes $11.3 million related to the gain on the sale of a water company in Arizona in 2000.

      Product Sales
      The following table presents segment sales by primary products (in millions).

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                   2000        1999        1998
                                                                                ----------  ----------  -----------
Aluminum:
   Bauxite and alumina........................................................  $   590.5   $   524.8   $    581.0
   Primary aluminum...........................................................      806.0       673.5        624.2
   Flat-rolled products.......................................................      521.0       591.3        732.7
   Engineered products........................................................      564.9       556.8        595.3
   Commodities marketing......................................................      (25.4)       18.3         60.5
   Minority interests and eliminations........................................     (287.2)     (281.1)      (291.3)
                                                                                ----------  ----------  -----------
      Total aluminum sales....................................................  $ 2,169.8   $ 2,083.6   $  2,302.4
                                                                                ==========  ==========  ===========

Forest products:
   Lumber.....................................................................  $   175.3   $   165.3   $    211.6
   Other forest products......................................................       24.8        22.5         22.0
                                                                                ----------  ----------  -----------
      Total forest product sales..............................................  $   200.1   $   187.8   $    233.6
                                                                                ==========  ==========  ===========

Real estate:
   Real estate and development................................................  $    26.5   $    34.2   $     41.2
   Resort and other commercial operations.....................................       20.7        17.8         17.4
                                                                                ----------  ----------  -----------
      Total real estate sales.................................................  $    47.2   $    52.0   $     58.6
                                                                                ==========  ==========  ===========

Racing operations:
   Net commissions from wagering..............................................  $    20.3   $    18.1   $     16.2
   Other......................................................................       10.6         9.2          7.9
                                                                                ----------  ----------  -----------
      Total racing sales......................................................  $    30.9   $    27.3   $     24.1
                                                                                ==========  ==========  ===========

      Geographical Information
      The Company's operations are located in many foreign countries, including
Australia, Canada, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products. Long-lived assets include property, plant and equipment-net, timber and timberlands-net, real estate held for development and sale, and investments in and advances to unconsolidated affiliates. Geographical information for net sales, based on countries of origin, and long-lived assets follows (in millions):

                                                       United                                  Other
                                     December 31,      States       Jamaica       Ghana       Foreign      Total
                                    ---------------  ----------- ------------- -----------  ----------  -----------
Net sales to unaffiliated customers      2000        $  1,628.3  $      298.5  $    237.5   $   283.7   $  2,448.0
                                         1999           1,706.7         233.1       153.2       257.7      2,350.7
                                         1998           2,060.3         237.0        89.8       231.6      2,618.7

Long-lived assets                        2000           1,266.4         290.3        80.8        73.8      1,711.3
                                         1999           1,174.8         288.2        84.1        90.2      1,637.3

      Major Customers and Export Sales
      For the years ended December 31, 2000, 1999 and 1998, sales to any one customer did not exceed 10% of consolidated revenues. Export sales were less than 10% of total revenues in 2000, 1999 and 1998.

3.    Incident at Gramercy Facility

      In July 1999, Kaiser's Gramercy, Louisiana alumina refinery was extensively damaged by an explosion in the digestion area of the plant. A number of employees were injured in the incident, several of them severely. In connection with the settlement of the U.S. Mine Safety and Health
Administration's ("MSHA") investigation of the incident, Kaiser is paying a fine of $0.5 million, but Kaiser has denied the alleged violations. As a result of the incident, alumina production at the facility was completely curtailed.
Construction on the damaged part of the facility began during the first quarter of 2000. Initial production at the plant commenced during the middle of December
2000.

      Kaiser has significant amounts of insurance coverage related to the
Gramercy incident. Deductibles and self-retention provisions under the insurance coverage for the incident total $5.0 million, which amounts were charged to cost of sales and operations in 1999 (Note 2). Kaiser's insurance coverage has five separate components: property damage, clean-up and site preparation, business interruption, liability and workers' compensation. The insurance coverage components are discussed below.

      Property Damage
      Kaiser's insurance policies provide that Kaiser will be reimbursed for the costs of repairing or rebuilding the damaged portion of the facility using new materials of like kind and quality with no deduction for depreciation. In 1999, based on discussions with the insurance carriers and their representatives and third party engineering reports, Kaiser recorded a pre-tax gain of $85.0 million, representing the difference between the minimum expected property damage reimbursement amount of $100.0 million and the net carrying value of the damaged property of $15.0 million. The reimbursement amount was classified as long-term receivables and other assets at December 31, 1999. The full amount of the receivable was collected in 2000. Additional recoveries are possible. See
"Timing and Amount of Additional Insurance Recoveries" below.

      Clean-up and Site Preparation
      The Gramercy facility incurred incremental costs for clean up and other activities during 1999 and 2000. These clean-up and site preparation activities have been offset by accruals of approximately $24.0 million for estimated insurance recoveries, of which $10.0 million was accrued in 2000.

      Business Interruption
      Kaiser's insurance policies provide for the reimbursement of specified continuing expenses incurred during the interruption period plus lost profits
(or less expected losses) plus other expenses incurred as a result of the incident. Operations at the Gramercy facility and a sister facility in Jamaica, which supplies bauxite to Gramercy, will continue to incur operating expenses until full production at the Gramercy facility is restored. Through December
2000, Kaiser purchased alumina from third parties, in excess of the amounts of alumina available from other Kaiser-owned facilities, to supply these customers'
needs as well as to meet intersegment requirements. The excess cost of such open market purchases was substantially offset by insurance recoveries. However, the insurers have alleged that certain sublimits within Kaiser's insurance coverage have been reached, and accordingly, any additional excess purchase costs incurred in 2001 will be substantially unreimbursed. However, as the facility is approaching 75% of its newly-rated production capacity, any such unreimbursed costs will be limited. The insurers have also asserted that no additional business interruption amounts are due after November 30, 2000. After considering all of the foregoing items, Kaiser recorded expected business interruption insurance recoveries totaling $151.0 million, of which $110.0 million was recorded in the year ended December 31, 2000, as a reduction of cost of sales and operations, which amounts substantially offset actual expenses incurred during these periods. Such business interruption insurance amounts represent estimates of Kaiser's business interruption coverage based on discussions with the insurance carriers and their representatives and are therefore subject to change. See "Timing and Amount of Additional Insurance Recoveries" below.

      Depreciation expense for the first six months of 1999 was approximately
$6.0 million. Kaiser suspended depreciation at the facility starting in July
1999 since production had been completely curtailed. However, in accordance with an agreement with Kaiser's insurers, during the second half of 2000, Kaiser recorded a depreciation charge of $14.3 million, of which $1.5 million was recorded in the fourth quarter, representing the previously unrecorded depreciation related to the undamaged portion of the facility for the period from July 1999 through November 2000. However, this charge did not have any impact on Kaiser's operating results as Kaiser has reflected (as a reduction of depreciation expense) an equal and offsetting insurance receivable (incremental to the amounts discussed in the preceding paragraph) since the insurers have agreed to reimburse Kaiser this amount. Since production at the facility was partially restored during December 2000, normal depreciation has commenced. Such depreciation will exceed prior historical rates primarily due to the capital costs on the newly constructed assets.

      Liability
      The incident has also resulted in more than ninety individual and class action lawsuits being filed against Kaiser and others alleging, among other things, property damage, business interruption losses by other businesses and personal injury. The aggregate amount of damages sought in the lawsuits and other claims cannot be determined at this time; however, Kaiser does not believe the damages will exceed the amount of coverage under its liability policies.

      Workers' Compensation
      While it is presently impossible to determine the aggregate amount of claims that may be incurred, Kaiser believes that any amount in excess of the coverage limitations will not have a material effect on its consolidated financial position or liquidity. However, it is possible that as additional facts become available, additional charges may be required and such charges could be material to the period in which they are recorded.

      Timing and Amount of Additional Insurance Recoveries
      Through December 31, 2000, Kaiser had recorded $289.3 million of estimated insurance recoveries related to the property damage, clean-up and site preparation and business interruption aspects of the Gramercy incident and had collected $252.6 million of such amounts. Through February 2001, an additional
$10.0 million had been received with respect to the estimated recoveries at year-end 2000 and an additional $7.0 million is expected in March 2001. The remaining balance of approximately $20.0 million and any additional amounts possibly due to Kaiser are not expected to be recovered until Kaiser and the insurers resolve their differences. Kaiser and the insurers are currently negotiating an arbitration agreement as a means of resolving their differences.
Kaiser anticipates that the remaining issues will not be resolved until late
2001 or early 2002. Kaiser continues to believe that a minimum of approximately
$290.0 million of insurance recoveries are probable, that additional amounts are owed to Kaiser by the insurers, and that the likelihood of any refund by Kaiser of amounts previously received from the insurers is remote. However, no assurances can be given as to the ultimate outcome of this matter or its impact on Kaiser's near-term liquidity and results of operations.

      Kaiser does not intend to record any additional insurance-related recoveries in 2001 unless and until agreed to by the insurers or until the arbitration process is completed. As such, Kaiser's future operating results will be adversely affected until all of the additional costs/lost profits related to the Gramercy plant's start-up and return to full production are eliminated or until any amounts related to 2001 ultimately determined to be due to Kaiser through negotiation with the insurers or as a part of the arbitration process are received.

      Other
      During the third quarter of 2000, Kaiser incurred approximately $11.5 million of normal recurring maintenance expenditures for the Gramercy facility
(which amounts were reflected in cost of sales and operations; see Note 2) that otherwise would have been incurred in the ordinary course of business over the next one to three years. Kaiser chose to undertake this maintenance now in order to avoid normal operational outages that otherwise would have occurred once the facility resumes production.

4.    Labor Dispute, Settlement and Related Costs

      Prior to the settlement of the labor dispute discussed below, Kaiser was operating five of its U.S. facilities with salaried employees and other employees as a result of the September 30, 1998, strike by the United
Steelworkers of America ("USWA") and the subsequent "lock-out" by Kaiser in
January 1999. The labor dispute was settled in September 2000. The Company has recorded a one-time pre-tax charge of $38.5 million in its results of operations for the year ended December 31, 2000, to reflect the incremental, non-recurring impacts of the labor settlement, including severance and other contractual obligations for non-returning workers. At December 31, 2000, the total remaining liability associated with the labor settlement charge was $16.3 million. It is anticipated that substantially all remaining costs will be incurred during 2001 or early 2002.

      During the period of the strike and subsequent lock-out, the Company continued to accrue certain benefits (such as pension and other postretirement benefit costs/liabilities) for the USWA members, which accruals were based on the terms of the previous USWA contract. The difference between the amounts accrued for the returning workers and the amounts agreed to in the settlement with the USWA resulted in an approximate $33.6 million increase in the Company's accumulated pension obligation and an approximate $33.4 million decrease in the
Company's accumulated other postretirement benefit obligations. In accordance with generally accepted accounting principles in the United States, these amounts will be amortized to expense over the employees' expected remaining years of service.

      On March 1, 2001, in connection with the USWA settlement agreement, Kaiser redeemed all of its Cumulative (1985 Series A) and Cumulative (1985 Series B)
Preference Stock. See Note 15.

5.    Pacific Northwest Power Sales and Operating Level

      Power Sales
      In response to the unprecedented high market prices for power in the
Pacific Northwest, Kaiser temporarily curtailed the primary aluminum production at the Tacoma and Mead, Washington, smelters during the second half of 2000 and sold a portion of the power that it had under contract through September 30,
2001. Kaiser recorded net pre-tax gains of approximately $159.5 million in 2000 as a result of these power sales. The net gain amounts were composed of gross proceeds of $207.8 million, of which $88.0 million (included in receivables -
other at December 31, 2000) was received through February 28, 2001. The gross proceeds were offset by employee-related expenses, incremental excess power costs, a non-cash LIFO inventory charge and other fixed commitments, which amounts are expected to be paid through September 2001. The resulting net gains have been reflected in cost of sales and operations (see Note 2).

      In a series of transactions completed during the first quarter of 2001,
Kaiser agreed to sell a substantial majority of the remaining power that it had under contract through September 2001. These power sales, before consideration of any applicable non-energy costs (which have yet to be determined), are expected to result in pre-tax gains, of approximately $260.0 million in the first quarter of 2001. Approximately one-half of the net proceeds are expected to be received in late March 2001, with the balance being received periodically through October 2001. Kaiser continues to have power available for sale covering the period from June 2001 through August 2001. Based on the forward price for power experienced during the first quarter of 2001, the value of the remaining power that Kaiser has under contract that can be sold is estimated to be between
$20.0 million and $40.0 million.

      Future Power Supply
      During October 2000, Kaiser signed a new power contract with the
Bonneville Power Administration ("BPA") under which the BPA will provide
Kaiser's operations in the State of Washington with power during the period from
October 2001 through September 2006. Power costs under the new contract are expected to exceed the cost of power under Kaiser's current BPA contract by between 20% to 60% and, perhaps, by as much as 100% in certain periods.
Additional provisions of the new BPA contract include a take-or-pay requirement, an additional cost recovery mechanism under which Kaiser's base power rate could be increased and clauses under which Kaiser's power allocation could be curtailed, or its costs increased, in certain instances. Kaiser does not have any remarketing rights under the new BPA contract. Kaiser has the right to terminate the contract until certain pricing and other provisions of the BPA contract are finalized, which is expected to occur in mid-2001.

      Depending on the ultimate price for power under the terms of the new BPA contract or the availability of an alternate power supply at an acceptable price, Kaiser may be unable to operate the Mead and Tacoma smelters in the near or long-term. Under Kaiser's contract with the USWA, Kaiser is liable for certain severance and supplemental unemployment benefits for laid-off workers.
Costs related to the period from January 1, 2001, to September 30, 2001, have been accrued to the extent the costs were fixed and determinable. However,
Kaiser may become liable for additional costs. In particular, Kaiser would become liable for certain early retirement benefits for the USWA workers at the
Mead and Tacoma facilities if such facilities are not restarted prior to late
2002 or early 2003. Such costs could be significant and would adversely impact
Kaiser's operating results and liquidity.

6.    Significant Acquisitions and Dispositions

      Kaiser's Acquisitions and Disposition
      During September 2000, Kaiser sold its Pleasanton, California, office complex because the complex had become surplus to Kaiser's needs. Net proceeds from the sale were approximately $51.6 million and resulted in a net pre-tax gain of $22.0 million which is included in investment, interest and other income
(expense) net.

      In May 2000, Kaiser acquired the assets of a drawn tube aluminum fabricating operation in Chandler, Arizona. Total consideration for the acquisition was $16.1 million, consisting of cash payments of $15.1 million and assumed current liabilities of $1.0 million. The purchase price was allocated to the assets acquired based on their estimated fair values, of which approximately
$1.1 million was allocated to property, plant and equipment and $2.8 million was allocated to receivables, inventory and prepaid expenses. The excess of the purchase price over the fair value of the assets acquired (goodwill) was approximately $12.2 million and is being amortized on a straight-line basis over
20 years. Total revenues for the Chandler facility were approximately $13.8 million for the year ended December 31, 1999 (unaudited).

      During the quarter ended March 31, 2000, Kaiser, in the ordinary course of business, sold certain non-operating properties for total proceeds of approximately $12.0 million. The sale did not have a material impact on Kaiser's operating results for the year ended December 31, 2000 (see Note 2).

      In February 2000, Kaiser completed the sale of the Micromill assets and technology for a nominal payment at closing and possible future payments based on subsequent performance and profitability of the Micromill technology. The sale did not have a material impact on Kaiser's 2000 operating results (see Note
2).

      On April 1, 1999, Kaiser completed the sale of its 50% interest in AKW
L.P. ("AKW") to its partner, Accuride Corporation, for $70.4 million. The sale resulted in the Company recognizing a net pre-tax gain of $50.5 million in the second quarter of 1999. The Company's equity in earnings of AKW for the years ended December 31, 1999 and 1998 was $2.5 million and $7.8 million, respectively.

      In February 1999, Kaiser, through a subsidiary, completed the acquisition of its joint venture partner's 45% interest in Kaiser LaRoche Hydrate Partners
("KLHP") for a cash purchase price of approximately $10.0 million. As Kaiser already owned 55% of KLHP, the results of KLHP were already included in the
Company's consolidated financial statements.

      Headwaters Transactions
      On March 1, 1999, the United States and California acquired the Headwaters
Timberlands, approximately 5,600 acres of timberlands containing a significant amount of virgin old growth timber, from Pacific Lumber and its wholly owned subsidiary, Salmon Creek. Salmon Creek received $299.9 million for its 4,900 acres, and for its 700 acres Pacific Lumber received the 7,700 acre Elk River
Timberlands, which Pacific Lumber contributed to Scotia LLC in June 1999. See
Note 17 below for a discussion of additional agreements entered into on March 1,
1999.

      As a result of the disposition of the Headwaters Timberlands, the Company recognized a pre-tax gain of $239.8 million ($142.1 million net of deferred taxes or $18.17 per share) in 1999. This amount represents the gain attributable to the portion of the Headwaters Timberlands for which the Company received
$299.9 million in cash. With respect to the remaining portion of the Headwaters
Timberlands for which the Company received the Elk River Timberlands, no gain has been recognized as this represented an exchange of substantially similar productive assets. These timberlands have been reflected in the Company's financial statements at an amount which represents the Company's historical cost for the timberlands which were transferred to the United States.

      Scotia LLC and Pacific Lumber also entered into agreements with California for the sale of two timber properties known as the Owl Creek grove and the
Grizzly Creek grove. On December 29, 2000, Scotia LLC sold the Owl Creek grove to California for $67.0 million, resulting in a pre-tax gain of $60.0 million.
Under a separate agreement, California must purchase from Pacific Lumber all or a portion of the Grizzly Creek grove for a purchase price to be determined based on its fair market value, but not to exceed $19.9 million. This transaction has not been completed. The original October 31, 2000, date for completing the sale of the Grizzly Creek grove has been extended to December 31, 2001. California also has a five year option under the Grizzly Creek agreement to purchase additional property in the Grizzly Creek grove. The sale of the Grizzly Creek grove will not be reflected in the Company's financial statements until it has been concluded.

      Sale of Water Utility
      On October 11, 2000, Chaparral City Water Company, a water utility company in Arizona and a wholly owned subsidiary of MCO Properties Inc., a real estate subsidiary, was sold for $22.4 million resulting in a pre-tax gain of approximately $11.3 million.

7.    Cash, Marketable Securities and Other Investments

      Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less. As of December 31, 2000 and 1999, the carrying amounts approximated fair value.

      Marketable securities consist primarily of investments in debt securities and long and short positions in corporate common stocks and option contracts.
The Company determines the appropriate classification of its investments in debt securities at the time of purchase and reevaluates such determinations at each balance sheet date. Debt securities are classified as "held-to-maturity" when the Company has the positive intent and ability to hold the securities to maturity. Debt securities which the Company does not have the intent or ability to hold to maturity are classified as "available-for-sale." "Held-to-maturity"
securities are stated at amortized cost. Debt securities classified as
"held-to-maturity" as of December 31, 2000 and 1999, totaled $18.9 million and
$169.1 million, respectively, and had a fair market value of $18.9 million and
$168.5 million, respectively. "Available-for-sale" securities are carried at fair market value, with the unrealized gains and losses included in other comprehensive income and reported in stockholders' equity. The fair value of substantially all securities is determined by quoted market prices. Marketable securities which are considered "trading" securities consist of long and short positions in corporate common stocks and option contracts and are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income (expense), net for each of the three years in the period ended December 31, 2000 were: 2000
- net unrealized gains of $1.0 million and net realized gains of $24.5 million;
1999 - net unrealized losses of $1.4 million and net realized gains of $18.8 million; and 1998 - net unrealized losses of $3.8 million and net realized gains of $11.9 million.

      Other investments included in long-term restricted cash, marketable securities and other investments includes $10.1 million as of December 31, 2000, invested in a limited partnership which invests in marketable securities. The carrying amount for this investment reflects the market value of the underlying securities.

      Cash, marketable securities and other investments include the following amounts which are restricted (in millions):

                                                                                               December 31,
                                                                                       ----------------------------
                                                                                           2000           1999
                                                                                       ------------- --------------
Current assets:
   Cash and cash equivalents:
      Amounts held as security for short positions in marketable securities..........  $       30.9  $        44.8
      Other restricted cash and cash equivalents.....................................          36.7            9.3
                                                                                       ------------- --------------
                                                                                               67.6           54.1
                                                                                       ------------- --------------
   Marketable securities, restricted:
      Amounts held in SAR Account....................................................          16.3           15.9
                                                                                       ------------- --------------

Long-term restricted cash, marketable securities and other investments:
   Amounts held in SAR Account.......................................................         144.4          153.2
   Amounts held in Prefunding Account................................................           2.5            3.3
   Other amounts restricted under the Timber Notes Indenture.........................           0.4            0.4
   Other long-term restricted cash...................................................          11.7            2.1
   Less: Amounts attributable to Timber Notes held in SAR Account....................         (52.7)             -
                                                                                       ------------- --------------
                                                                                              106.3          159.0
                                                                                       ------------- --------------

Total restricted cash and marketable securities......................................  $      190.2  $       229.0
                                                                                       ============= ==============

        Amounts in the Scheduled Amortization Reserve Account (the "SAR
ACCOUNT") are being held by the trustee under the indenture (the "TIMBER NOTES
INDENTURE") to support principal payments on Scotia Pacific Company LLC's (a limited liability company wholly owned by Pacific Lumber, "SCOTIA LLC") Class
A-1, Class A-2 and Class A-3 Timber Collateralized Notes due 2028 (the "TIMBER
NOTES"). See Note 12 for further discussion on the SAR Account. Amounts held in the "Prefunding Account" by the trustee are to be used by Scotia LLC to acquire additional timberlands. The current portion of the SAR Account is determined based on the liquidity needs of Scotia LLC which corresponds directly with the current portion of Scheduled Amortization.

8.    Inventories

      Inventories are stated at the lower of cost or market. Cost for the aluminum and forest products operations inventories is primarily determined using the last-in, first-out ("LIFO") method not in excess of market value.
Replacement cost is not in excess of LIFO cost. Other inventories of the aluminum operations, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

      Inventories consist of the following (in millions):

                                                                                                   December 31,
                                                                                               --------------------
                                                                                                 2000       1999
                                                                                               ---------  ---------
Aluminum operations:
   Finished fabricated products............................................................... $   54.6   $  118.5
   Primary aluminum and work in process.......................................................    126.9      189.4
   Bauxite and alumina........................................................................     88.6      124.1
   Operating supplies and repair and maintenance parts........................................    126.1      114.1
                                                                                               ---------  ---------
                                                                                                  396.2      546.1
                                                                                               ---------  ---------
Forest products operations:
   Lumber.....................................................................................     34.0       23.2
   Logs.......................................................................................     21.1       21.4
                                                                                               ---------  ---------
                                                                                                   55.1       44.6
                                                                                               ---------  ---------
                                                                                               $  451.3   $  590.7
                                                                                               =========  =========

      Inventories at December 31, 2000 have been reduced by LIFO inventory charges totaling $24.1 million. The non- recurring LIFO charges result primarily from the Washington smelters' curtailment ($4.5 million), Kaiser's exit from the can body stock product line ($11.1 million) and the delayed restart of the
Gramercy facility ($7.0 million).

9.    Property, Plant and Equipment

      Property, plant and equipment, including capitalized interest, is stated
at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets. The carrying value of property, plant and equipment is assessed when events and circumstances indicate that an impairment is present. The existence of an impairment is determined by comparing the net carrying value of the asset to its estimated undiscounted future cash flows. If an impairment is present, the asset is reported at the lower of carrying value or fair value.

      The major classes of property, plant and equipment are as follows (dollar amounts in millions):

                                                                                                 December 31,
                                                                         Estimated Useful   -----------------------
                                                                               Lives           2000        1999
                                                                         -----------------  ----------  -----------
Land and improvements...................................................     5 - 30 years   $   207.9   $    236.2
Buildings...............................................................     5 - 45 years       278.4        303.6
Machinery and equipment.................................................     3 - 22 years     1,744.1      1,590.8
Construction in progress................................................                        133.9         69.5
                                                                                            ----------  -----------
                                                                                              2,364.3      2,200.1
Less:  accumulated depreciation.........................................                     (1,033.0)      (977.9)
                                                                                            ----------  -----------
                                                                                            $ 1,331.3   $  1,222.2
                                                                                            ==========  ===========

      Depreciation expense for the years ended December 31, 2000, 1999 and 1998 was $88.8 million, $101.5 million and $97.7 million, respectively.

      Kaiser evaluated the recoverability of the approximate $200.0 million carrying value of its Washington smelters as a result of the change in the economic environment of the Pacific Northwest associated with the reduced power availability and higher power costs for Kaiser's Washington smelters under the terms of the new contract with the BPA starting in October 2001 (see Note 5).
Kaiser determined that the expected future undiscounted cash flows of the
Washington smelters were below their carrying value. Accordingly, during 2000,
Kaiser adjusted the carrying value of its Washington smelting assets to their estimated fair value, which resulted in a non-cash impairment charge of approximately $33.0 million. The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

      As a result of the changes in strategic course in 1999 and 1998, the carrying value of the Micromill assets was reduced by recording impairment charges of $19.1 million and $45.0 million in 1999 and 1998, respectively.

10.     Investments in and Advances to Unconsolidated Affiliates

      Summary combined financial information is provided below for unconsolidated aluminum investments, most of which supply and process raw materials. These investees include Queensland Alumina Limited ("QAL") (28.3%
owned), Anglesey Aluminium Limited ("ANGLESEY") (49.0% owned) and Kaiser Jamaica
Bauxite Company (49.0% owned). Kaiser's equity in earnings (loss) before income taxes of such operations is treated as a reduction (increase) in cost of sales and operations. At December 31, 2000 and 1999, Kaiser's net receivables from these affiliates were not material. In addition, the1999 and 1998 summary income statement information includes results for AKW which was sold on April 1, 1999
(see Note 6). The Company's equity in earnings of AKW was $2.5 million and $7.8 million for the years ended December 31, 1999 and 1998, respectively.

      Kaiser was a founding partner (during 2000) in MetalSpectrum, LLC, an independent neutral online site to serve manufacturers, distributors and customers in the specialty metals business. Since Kaiser's interest in
MetalSpectrum is less than 10%, it is being accounted for on the cost basis.

                                                                                                 December 31,
                                                                                            -----------------------
                                                                                               2000         1999
                                                                                            ----------  -----------
                                                                                           (In millions of dollars)
Current assets............................................................................  $   350.1   $    370.4
Long-term assets (primarily property, plant and equipment, net)...........................      327.3        344.1
                                                                                            ----------  -----------
   Total assets...........................................................................  $   677.4   $    714.5
                                                                                            ==========  ===========

Current liabilities.......................................................................  $   144.1   $    120.4
Long-term liabilities (primarily long-term debt)..........................................      331.4        368.3
Stockholders' equity......................................................................      201.9        225.8
                                                                                            ----------  -----------
   Total liabilities and stockholders' equity.............................................  $   677.4   $    714.5
                                                                                            ==========  ===========

                                                                                      Years Ended December 31,
                                                                               ------------------------------------
                                                                                  2000         1999        1998
                                                                               -----------  ----------  -----------
                                                                                     (In millions of dollars)
Net sales..................................................................... $    602.9   $   594.9   $    659.2
Costs and expenses............................................................     (617.1)     (582.9)      (651.7)
Credit (provision) for income taxes...........................................       (4.5)        0.8         (2.7)
                                                                               -----------  ----------  -----------
Net income (loss)............................................................. $    (18.7)  $    12.8   $      4.8
                                                                               ===========  ==========  ===========

Kaiser's equity in earnings (loss)............................................ $     (4.8)  $     4.9   $      5.4
                                                                               ===========  ==========  ===========

Dividends received............................................................ $      8.3   $       -   $      5.5
                                                                               ===========  ==========  ===========

      Kaiser's equity in earnings differs from the summary net income (loss) due to varying percentage ownerships in the entities and equity method accounting adjustments. Prior to December 31, 2000, Kaiser's investment in its unconsolidated affiliates exceeded its equity in their net assets and such excess was being amortized to depreciation, depletion and amortization. At
December 31, 2000, the excess investment had been fully amortized. Such amortization was approximately $10.0 million for each of the years ended
December 31, 2000, 1999 and 1998.

      Kaiser and its affiliates have interrelated operations. Kaiser provides some of its affiliates with services such as management and engineering.
Significant activities with affiliates include the acquisition and processing of bauxite, alumina, and primary aluminum. Purchases from these affiliates were
$235.7 million, $223.7 million, and $235.1 million, in the years ended December
31, 2000, 1999, and 1998, respectively.

      Other Investees
      The Company and Westbrook Firerock LLC ("WESTBROOK") each holds a 50%
interest in a joint venture which develops and manages a real estate project in
Arizona. At December 31, 2000, the joint venture had assets of $41.7 million, liabilities of $25.3 million and equity of $16.4 million. At December 31, 1999, the joint venture had assets of $43.1 million, liabilities of $17.4 million and equity of $25.7 million. For the years ended December 31, 2000 and 1999, the joint venture had income of $9.7 million and $3.7 million, respectively. For the year ended December 31, 1998, the joint venture's income was not significant.

      The Company and SunCor Development Company ("SUNCOR") each hold a 50%
interest in a joint venture which develops and manages a real estate project in
Arizona. At December 31, 2000, the joint venture had assets of $11.3 million, liabilities of $8.5 million and equity of $2.8 million. At December 31,
1999, the joint venture had assets of $19.7 million, liabilities of $10.2 million and equity of $9.5 million. For the years ended December 31, 2000, 1999 and 1998, the joint venture had income of $1.3 million, $4.8 million and $3.8 million, respectively.

11.   Short-term Borrowings

      During 2000 and 1999, the Company had average short-term borrowings outstanding of $14.7 million and $18.5 million, respectively, under the debt instruments described below. The weighted average interest rate during 2000 and
1999 was 8.4% and 7.2%, respectively.

      MAXXAM Loan Agreement (the "CUSTODIAL TRUST AGREEMENT")
      As of December 31, 2000, the Company had borrowings of $13.4 million outstanding under the Custodial Trust Agreement. This term loan bears interest at LIBOR plus 2% per annum and is secured by 7,915,000 shares of Kaiser common stock. The loan matures on October 22, 2001.

      Pacific Lumber Credit Agreement
      The "PACIFIC LUMBER CREDIT AGREEMENT," a senior secured credit facility which expires on October 31, 2001, allows for borrowings of up to $60.0 million, all of which may be used for revolving borrowings, $20.0 million of which may be used for standby letters of credit and $30.0 million of which may be used for timberland acquisitions. Borrowings are secured by all of Pacific Lumber's domestic accounts receivable and inventory. Borrowings for timberland acquisitions are also secured by the acquired timberlands and, commencing in
April 2001, are to be repaid annually from 50% of Pacific Lumber's excess cash flow (as defined). The remaining excess cash flow is available for dividends.
Upon maturity of the facility, all outstanding borrowings used for timberland acquisitions will convert to a term loan repayable over four years. As of
December 31, 2000, borrowings of $37.0 million and letters of credit of $12.5 million were outstanding, and no borrowings were available under the agreement.

      Scotia LLC Line of Credit Agreement
      Pursuant to certain liquidity requirements under the Timber Notes
Indenture, Scotia LLC has entered into an agreement (the "SCOTIA LLC LINE OF
CREDIT") with a group of banks pursuant to which Scotia LLC may borrow to pay interest on the Timber Notes. The maximum amount Scotia LLC may borrow is equal to one year's interest on the aggregate outstanding principal balance of the
Timber Notes (the "REQUIRED LIQUIDITY AMOUNT"). At December 31, 2000, the
Required Liquidity Amount was $62.0 million. The Scotia LLC Line of Credit expires on July 15, 2001. Annually, Scotia LLC will request that the banks extend the Scotia LLC Line of Credit for a period of not less than 364 days. If not extended, Scotia LLC may draw upon the full amount available. Borrowings under the Scotia LLC Line of Credit generally bear interest at the Base Rate (as defined in the agreement) plus 0.25% or at a one month or six month LIBOR rate plus 1% at any time the borrowings have not been continually outstanding for more than six months. As of December 31, 2000, Scotia LLC had no borrowings outstanding under the Scotia LLC Line of Credit.

12.     Long-term Debt

      Long-term debt consists of the following (in millions):

                                                                                                 December 31,
                                                                                            -----------------------
                                                                                               2000        1999
                                                                                            ----------  -----------
KACC Credit Agreement.....................................................................  $    30.4   $     10.4
9 7/8% KACC Senior Notes due February 15, 2002, net of discount...........................      224.8        224.6
10 7/8% KACC Senior Notes due October 15, 2006, including premium.........................      225.5        225.6
12 3/4% KACC Senior Subordinated Notes due February 1, 2003...............................      400.0        400.0
Alpart CARIFA Loans.......................................................................       56.0         60.0
Other aluminum operations debt............................................................       52.7         52.2
12% MGHI Senior Secured Notes due August 1, 2003..........................................      118.8        125.2
6.55% Scotia LLC Class A-1 Timber Collateralized Notes due July 20, 2028..................      136.7        152.6
7.11% Scotia LLC Class A-2 Timber Collateralized Notes due July 20, 2028..................      243.2        243.2
7.71% Scotia LLC Class A-3 Timber Collateralized Notes due July 20, 2028..................      463.3        463.3
Other notes and contracts, primarily secured by receivables, buildings, real estate
   and equipment..........................................................................       41.5         27.2
                                                                                            ----------  -----------
                                                                                              1,992.9      1,984.3
      Less: current maturities............................................................      (50.2)       (27.5)
           Timber Notes held in SAR Account...............................................      (59.9)           -
                                                                                            ----------  -----------
                                                                                            $ 1,882.8   $  1,956.8
                                                                                            ==========  ===========

      As of December 31, 2000 and 1999, the estimated fair value of debt, including current maturities, was $1,636.8 million and $1,897.5 million, respectively. The estimated fair value of debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market.

      1994 KACC Credit Agreement (as amended)
      KACC is able to borrow under this facility through August 15, 2001 by means of revolving credit advances and letters of credit (up to $125.0 million)
in an aggregate amount equal to the lesser of $300.0 million or a borrowing base relating to eligible accounts receivable plus eligible inventory. As of December
31, 2000, $155.3 million (of which $69.3 million could have been used for letters of credit) was available under the KACC Credit Agreement. The KACC
Credit Agreement is unconditionally guaranteed by Kaiser and by certain significant subsidiaries of KACC. Outstanding balances bear interest at a spread
(which varies based on the results of a financial test) over either a base rate or LIBOR, at KACC's option. The interest rate at December 31, 2000 was 11.0%. As of February 28, 2001, there were $94.0 million of borrowings outstanding under the KACC Credit Agreement and remaining availability of approximately $120.0 million. However, proceeds of approximately $130.0 million related to 2001 power sales are expected to be received at or near March 30, 2001, and an additional
$130.0 million of power proceeds will be received periodically through October
2001 with respect to other power sales made during the first quarter of 2001.

      The KACC Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on Kaiser's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures, and enter into unrelated lines of business. The KACC Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's
Gramercy alumina plant), (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks, and substantially all other personal property of KACC and certain of its subsidiaries, (iii) a pledge of all of the stock of KACC owned by Kaiser, and
(iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries, and pledges of a portion of the stock of certain partially owned foreign affiliates.

      It is Kaiser's intention to extend or replace the KACC Credit Agreement prior to its expiration. However, in order for the KACC Credit Agreement to be extended, on a short-term basis, beyond August 2001, Kaiser will have to have a plan to retire and/or refinance the $225.0 million of KACC 9 7/8% Senior Notes due February 2002 (the "KACC 9 7/8% SENIOR NOTES"). For the KACC Credit
Agreement to be extended past February 2003, both the KACC 9 7/8% Senior Notes and the KACC 12 3/4% Senior Subordinated Notes due February 2003 (the "KACC
Senior Subordinated Notes"), will have to be retired and/or refinanced. As of
February 28, 2001, Kaiser had received approval from the KACC Credit Agreement lenders to purchase up to $50.0 million of the KACC 9 7/8% Senior Notes. As of
February 28, 2001, Kaiser has purchased approximately $1.0 million of the KACC
9 7/8% Senior Notes. Kaiser is considering the possible sale of part or all of its interest in certain operating assets. The contemplated transactions are in various stages of development. Kaiser expects that at least one operating asset will be sold. Kaiser has multiple transactions under way. It is unlikely, however, that it would consummate all of the transactions under consideration.
Further, there can be no assurance as to the likelihood, timing or terms of such sales. Kaiser would expect to use the proceeds from any such sales for debt reduction, capital spending or some combination thereof.

      10 7/8 % KACC Senior Notes due 2006 (the "KACC 10 7/8% SENIOR NOTES"),
       9 7/8 % KACC Senior Notes and
      12 3/4 % KACC Senior Subordinated Notes (collectively, the "KACC NOTES")

      The KACC Notes, are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the KACC Notes, (the "KACC
Indentures") restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Furthermore, the KACC
Indentures provide that KACC must offer to purchase the KACC Notes upon the occurrence of a Change of Control (as defined therein).

      Alpart CARIFA Loans
      In December 1991, Alumina Partners of Jamaica ("ALPART," a majority owned subsidiary of KACC) entered into a loan agreement with the Caribbean Basin
Projects Financing Authority ("CARIFA"). As of December 31, 2000, Alpart's
obligations under the loan agreement were secured by two letters of credit aggregating $59.7 million. KACC was a party to one of the two letters of credit in the amount of $38.8 million in respect of its ownership interest in Alpart.
Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds.

      During March 2000, Alpart redeemed $4.0 million principal amount of the
CARIFA loans. During March 2001, Alpart redeemed an additional $34.0 million principal amount of the CARIFA loans, and accordingly, Kaiser's letter of credit securing the loans was reduced to $15.3 million. The March 2001 redemption had a modest beneficial effect on the unused availability remaining under the KACC
Credit Agreement as the additional KACC Credit Agreement borrowings of $22.1 million required for Kaiser's share of the redemption were more than offset by a reduction in the amount of letters of credit outstanding.

      12% MGHI Senior Secured Notes due 2003 (the "MGHI NOTES")
      The MGHI Notes due August 1, 2003 are guaranteed on a senior, unsecured basis by the Company. As of March 15, 2001, the MGHI Notes are also secured by a pledge of 25,055,775 shares of the Kaiser common stock owned by MGHI, the common stock of MGI and the Intercompany Note (defined below). Interest on the MGHI
Notes is payable semi-annually.

      The net proceeds from the offering of the MGHI Notes after expenses were approximately $125.0 million, all of which was loaned to the Company pursuant to an intercompany note (the "INTERCOMPANY NOTE"). The Intercompany Note bears interest at the rate of 11% per annum (payable semi-annually on the interest payment dates applicable to the MGHI Notes) and matures on August 1, 2003. The
Company is entitled to defer the payment of interest on the Intercompany Note on any interest payment date to the extent that MGHI has sufficient available funds to satisfy its obligations on the MGHI Notes on such date. Any such deferred interest will be added to the principal amount of the Intercompany Note and will be payable at maturity. As of December 31, 2000, $47.0 million of interest had been deferred and added to principal. An additional $9.0 million of interest was deferred and added to principal on February 1, 2001.

      Scotia LLC Timber Notes
      Scotia LLC issued $867.2 million aggregate principal amount of Timber
Notes on July 20, 1998. Net proceeds from the offering of the Timber Notes were used primarily to prepay certain debt, and accordingly, in 1998 the Company recognized an extraordinary loss of $42.5 million, net of the related income tax benefit of $22.9 million, for the early extinguishment.

      The Timber Notes and the Scotia LLC Line of Credit are secured by a lien on (i) Scotia LLC's timber, timberlands and timber rights and (ii) substantially all of Scotia LLC's other property. The Timber Notes Indenture permits Scotia
LLC to have outstanding up to $75.0 million of non-recourse indebtedness to acquire additional timberlands and to issue additional timber notes provided certain conditions are met (including repayment or redemption of the remaining
$136.7 million of Class A-1 Timber Notes).

      The Timber Notes were structured to link, to the extent of cash available, the deemed depletion of Scotia LLC's timber (through the harvest and sale of logs) to the required amortization of the Timber Notes. The required amount of amortization on any Timber Notes payment date is determined by various mathematical formulas set forth in the Timber Notes Indenture. The minimum amount of principal which Scotia LLC must pay (on a cumulative basis and subject to available cash) through any Timber Notes payment date is referred to as
Minimum Principal Amortization. If the Timber Notes were amortized in accordance with Minimum Principal Amortization, the final installment of principal would be paid on July 20, 2028. The minimum amount of principal which Scotia LLC must pay
(on a cumulative basis) through any Timber Notes payment date in order to avoid payment of prepayment or deficiency premiums is referred to as Scheduled
Amortization. If all payments of principal are made in accordance with Scheduled
Amortization, the payment date on which Scotia LLC will pay the final installment of principal is January 20, 2014. Such final installment would include a single bullet principal payment of $463.3 million related to the Class
A-3 Timber Notes.

      In connection with the sale of the Headwaters Timberlands, Salmon Creek received proceeds of $299.9 million in cash. See Note 6. On November 18, 1999,
$169.0 million of funds from the sale of the Headwaters Timberlands were contributed to Scotia LLC and set aside in the SAR Account. Amounts in the SAR
Account are part of the collateral securing the Timber Notes and will be used to make principal payments to the extent that other available amounts are insufficient to pay Scheduled Amortization on the Class A-1 and Class A-2 Timber
Notes. In addition, during the six years beginning January 20, 2014, amounts in the SAR Account will be used to amortize the Class A-3 Timber Notes as set forth in the Timber Notes Indenture, as amended. Funds may from time to time be released to Scotia LLC from the SAR Account if the amount in the account exceeds the then Required Scheduled Amortization Reserve Balance (as defined in the
Timber Notes Indenture). If the balance in the SAR Account falls below the
Required Scheduled Amortization Reserve Balance, up to 50% of any Remaining
Funds (funds that could otherwise be released to Scotia LLC free of the lien securing the Timber Notes) is required to be used on each monthly deposit date to replenish the SAR Account. The amount attributable to Timber Notes held in the SAR Account of $52.7 million reflected in Note 7 represents $59.9 million principal amount of reacquired Timber Notes. Repurchases made during the year ended December 31, 2000, resulted in an extraordinary gain of $3.8 million, net of tax.

      Principal and interest on the Timber Notes are payable semi-annually on
January 20 and July 20. On the January 22, 2001, note payment date for the
Timber Notes, Scotia LLC had $40.8 million set aside in the note payment account to pay the $31.0 million of interest due and $9.8 million of principal. Scotia
LLC repaid an additional $3.3 million of principal using funds held in the SAR
Account resulting in a total principal payment of $13.1 million (an amount equal to Scheduled Amortization). In addition $10.8 million in funds representing the excess in the SAR Account above the Required Scheduled Amortization Reserve
Balance were released from the SAR Account on January 22, 2001.

      Maturities
      Scheduled maturities of long-term debt outstanding at December 31, 2000 are as follows (in millions):

                                                                  Years Ending December 31,
                                         --------------------------------------------------------------------------
                                            2001        2002        2003         2004         2005      Thereafter
                                         ----------  ----------- -----------  -----------  -----------  -----------
KACC Credit Agreement................... $    30.4   $        -  $        -   $        -   $        -   $        -
KACC 9 7/8% Senior Notes................         -        224.8           -            -            -            -
KACC 10 7/8% Senior Notes...............         -            -           -            -            -        225.5
KACC 12 3/4% Senior Subordinated Notes..         -            -       400.0            -            -            -
Alpart CARIFA Loans.....................         -            -           -            -            -         56.0
Other aluminum operations debt..........       1.2          0.2         0.2          0.2          0.2         50.7
MGHI Notes..............................        -             -       118.8            -            -            -
Timber Collateralized Notes.............      16.3         17.2        19.3         22.2         25.1        683.2
Other...................................       2.3          6.4         0.8          0.9          0.9         30.2
                                         ----------  ----------- -----------  -----------  -----------  -----------
                                         $    50.2   $    248.6  $    539.1   $     23.3   $     26.2   $  1,045.6
                                         ==========  =========== ===========  ===========  ===========  ===========

      Capitalized Interest
      Interest capitalized during the years ended December 31, 2000, 1999 and
1998 was $7.0 million, $3.5 million and $3.5 million, respectively.

      Restricted Net Assets of Subsidiaries and Pledges of Subsidiary Stock
      Certain debt instruments restrict the ability of the Company's subsidiaries to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 2000, all of the assets relating to the
Company's aluminum, forest products and racing operations are subject to such restrictions and certain assets of the Company's real estate operations are pledged or serve as collateral. As of March 15, 2001, the Company and MGHI have pledged a total of 32,970,775 shares of Kaiser common stock (representing a
41.4% interest in Kaiser) under various indentures and loan agreements.

13.     Income Taxes

      Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the
Company's financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The Company files consolidated federal income tax returns together with its domestic subsidiaries, other than Kaiser and its subsidiaries. Kaiser and its domestic subsidiaries are members of a separate consolidated return group which files its own consolidated federal income tax returns.

      Income (loss) before income taxes and minority interests by geographic area is as follows (in millions):

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                   2000        1999         1998
                                                                                ----------  ----------  -----------
Domestic......................................................................      (44.2)  $   109.5   $   (118.7)
Foreign.......................................................................      104.5       (15.0)        72.1
                                                                                ----------  ----------  -----------
                                                                                     60.3   $    94.5   $    (46.6)
                                                                                ==========  ==========  ===========

      Income taxes are classified as either domestic or foreign based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is subject to domestic income taxes.

      The credit (provision) for income taxes on income (loss) before income taxes and minority interests consists of the following (in millions):

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                   2000        1999        1998
                                                                                ----------  ----------  -----------
Current:
   Federal....................................................................  $    (1.8)  $    (0.6)  $     (1.8)
   State and local............................................................       (0.2)          -         (0.4)
   Foreign....................................................................      (35.3)      (23.1)       (16.5)
                                                                                ----------  ----------  -----------
                                                                                    (37.3)      (23.7)       (18.7)
                                                                                ----------  ----------  -----------
Deferred:
   Federal....................................................................       25.7        (8.9)        54.9
   State and local............................................................       (6.6)      (18.2)         8.4
   Foreign....................................................................       (8.9)        7.1        (12.5)
                                                                                ----------  ----------  -----------
                                                                                     10.2       (20.0)        50.8
                                                                                ----------  ----------  -----------
                                                                                $   (27.1)  $   (43.7)  $     32.1
                                                                                ==========  ==========  ===========

      A reconciliation between the credit (provision) for income taxes and the amount computed by applying the federal statutory income tax rate to income
(loss) before income taxes and minority interests is as follows (in millions):

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                   2000        1999         1998
                                                                                ----------  ----------  -----------
Income (loss) before income taxes and minority interests .....................  $    60.3   $    94.5   $    (46.6)
                                                                                ==========  ==========  ===========

Amount of federal income tax credit (provision) based upon the statutory rate.  $   (21.1)  $   (33.1)  $     16.3
Revision of prior years' tax estimates and other changes in valuation
   allowances ................................................................       (2.3)        4.1         14.5
Percentage depletion..........................................................        3.0         2.8          3.2
Foreign taxes, net of federal tax benefit.....................................       (3.2)       (3.2)        (1.9)
State and local taxes, net of federal tax effect..............................       (3.2)      (12.7)        (0.6)
Other.........................................................................       (0.3)       (1.6)         0.6
                                                                                ----------  ----------  -----------
                                                                                $   (27.1)  $   (43.7)  $     32.1
                                                                                ==========  ==========  ===========

      The revision of prior years' tax estimates and other changes in valuation allowances, as shown in the table above, includes amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior years' tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns or the resolution of specific income tax matters with the relevant tax authorities.

      The components of the Company's net deferred income tax assets
(liabilities) are as follows (in millions):

                                                                                                 December 31,
                                                                                               2000        1999
                                                                                            ----------  -----------
Deferred income tax assets:
   Postretirement benefits other than pensions............................................  $   271.9   $    279.3
   Loss and credit carryforwards..........................................................      266.2        254.2
   Other liabilities......................................................................      286.5        283.0
   Costs capitalized only for tax purposes................................................       63.0         63.7
   Real estate............................................................................       28.8         33.4
   Timber and timberlands.................................................................       28.1         32.2
   Other..................................................................................       30.7         38.7
   Valuation allowances...................................................................     (137.3)      (141.4)
                                                                                            ----------  -----------
      Total deferred income tax assets, net...............................................      837.9        843.1
                                                                                            ----------  -----------
Deferred income tax liabilities:
   Property, plant and equipment..........................................................     (112.1)      (109.5)
   Deferred gains on sales of timber and timberlands......................................     (130.4)      (104.3)
   Other..................................................................................      (43.6)       (85.7)
                                                                                            ----------  -----------
      Total deferred income tax liabilities...............................................     (286.1)      (299.5)
                                                                                            ----------  -----------
Net deferred income tax assets............................................................  $   551.8   $    543.6
                                                                                            ==========  ===========

      As of December 31, 2000, $464.2 million of the net deferred income tax assets listed above are attributable to Kaiser. A principal component of this amount is the $238.1 million tax benefit, net of certain valuation allowances, associated with the accrual for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a 30 to 40 year period. If such deductions create or increase a net operating loss, Kaiser has the ability to carry forward such loss for 20 taxable years. For reasons discussed below, the Company believes a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized. Included in the remaining $226.1 million of Kaiser's net deferred income tax assets is $101.4 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. A substantial portion of the valuation allowances for
Kaiser relate to loss and credit carryforwards. The Company evaluated all appropriate factors to determine the proper valuation allowances for these carryforwards, including any limitations concerning their use, the year the carryforwards expire and the levels of taxable income necessary for utilization.
With regard to future levels of income, the Company believes that Kaiser, based on the cyclical nature of its business, its history of operating earnings and its expectations for future years, will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowances were not provided.

      The net deferred income tax assets listed above which are not attributable to Kaiser are $87.6 million as of December 31, 2000. This amount includes $133.6 million attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. The Company evaluated all appropriate factors in determining the realizability of the deferred tax assets attributable to loss and credit carryforwards, including any limitations on their use, the year the carryforwards expire and the levels of taxable income necessary for utilization.
Based on this evaluation of the appropriate factors to determine the proper valuation allowances for these carryforwards, the Company believes that it is more likely than not that it will realize the benefit for the carryforwards for which valuation allowances were not provided. The deferred income tax liabilities related to deferred gains on sales of timber and timberlands are a result of the sales of the Headwaters Timberlands (1999) and the Owl Creek grove
(2000).

      As of December 31, 2000 and 1999, $64.0 million and $51.1 million, respectively, of the net deferred income tax assets listed above are included in prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in other accrued liabilities and other noncurrent liabilities.

      The following table presents the estimated tax attributes for federal income tax purposes at December 31, 2000 attributable to the Company and Kaiser
(in millions). The utilization of certain of these tax attributes is subject to limitations.

                                                                         The Company                 Kaiser
                                                                   -----------------------  -----------------------
                                                                                 Expiring                Expiring
                                                                                 Through                  Through
                                                                                ----------              -----------
Regular Tax Attribute Carryforwards:
   Current year net operating loss...............................  $     24.2        2020   $       -            -
   Prior year net operating losses...............................       338.1        2019        84.9         2019
   General business tax credits..................................         0.2        2002         1.0         2011
   Foreign tax credits...........................................           -           -        67.1         2005
   Alternative minimum tax credits...............................         1.8  Indefinite        25.8   Indefinite

Alternative Minimum Tax Attribute Carryforwards:
   Current year net operating loss...............................  $     24.2        2020   $       -            -
   Prior year net operating losses...............................       344.2        2019        45.3         2019
   Foreign tax credits...........................................           -           -        89.8         2005

      The income tax credit (provision) related to other comprehensive income was $(0.1) million and $0.7 million for the years ended December 31, 2000 and
1999, respectively. There was no tax provision related to other comprehensive income for the year ended December 31, 1998.

14.     Employee Benefit and Incentive Plans

      Pension and Other Postretirement Benefit Plans
      The Company has various retirement plans which cover essentially all employees. Most of the Company's employees are covered by defined benefit plans.
The benefits are determined under formulas based on the employee's years of service, age and compensation. The Company's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by the Employee Retirement Income Security Act of 1974, as amended.

      The Company has unfunded postretirement medical benefit plans which cover most of its employees. Under the plans, employees are eligible for health care benefits (and life insurance benefits for Kaiser employees) upon retirement.
Retirees from companies other than Kaiser make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits. Postretirement medical benefits are generally provided through a self insured arrangement. The Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations.

      The following tables present the changes, status and assumptions of the
Company's pension and other postretirement benefit plans as of December 31, 2000 and 1999, respectively (in millions):

                                                                      Pension Benefits      Medical/Life Benefits
                                                                   -----------------------  -----------------------
                                                                               Years Ended December 31,
                                                                   ------------------------------------------------
                                                                      2000         1999        2000        1999
                                                                   -----------  ----------  ----------  -----------
Change in benefit obligation:
   Benefit obligation at beginning of year.......................  $    856.3   $   924.5   $   621.8   $    623.6
   Service cost..................................................        21.4        17.5         5.7          5.6
   Interest cost.................................................        64.5        63.5        45.5         42.0
   Plan participants' contributions..............................           -           -         1.1          0.4
   Actuarial (gain) loss.........................................        10.9       (51.6)       81.0         (1.0)
   Currency exchange rate change.................................           -        (5.7)          -            -
   Curtailments, settlements and amendments......................        33.7         0.4       (33.0)           -
   Benefits paid.................................................       (94.2)      (92.3)      (55.4)       (48.8)
                                                                   -----------  ----------  ----------  -----------
      Benefit obligation at end of year                                 892.6       856.3       666.7        621.8
                                                                   -----------  ----------  ----------  -----------

Change in plan assets:
   Fair value of plan assets at beginning of year................       916.1       850.1           -            -
   Actual return on assets.......................................       (20.4)      142.1           -            -
   Employer contributions........................................        10.8        16.2        54.3         48.4
   Plan participants' contributions..............................           -           -         1.1          0.4
   Benefits paid.................................................       (94.2)      (92.3)      (55.4)       (48.8)
                                                                   -----------  ----------  ----------  -----------
   Fair value of plan assets at end of year......................       812.3       916.1           -            -
                                                                   -----------  ----------  ----------  -----------

   Benefit obligation in excess of (less than) plan assets.......        80.3       (59.8)      666.7        621.8
   Unrecognized actuarial gain (loss)............................        36.9       152.5       (19.2)        60.9
   Unrecognized prior service costs..............................       (46.0)      (16.2)       78.2         57.8
   Adjustment required to recognize minimum liability............         1.8         1.2           -            -
   Intangible asset and other....................................         3.0         2.6           -            -
                                                                   -----------  ----------  ----------  -----------
      Accrued benefit liability..................................  $     76.0   $    80.3   $   725.7   $    740.5
                                                                   ===========  ==========  ==========  ===========

      With respect to Kaiser's pension plans, the benefit obligation was $835.8 million and $806.0 million as of December 31, 2000 and 1999, respectively. The benefit obligation exceeded Kaiser's fair value of plan assets by $77.8 million as of December 31, 2000. Kaiser's fair value of plan assets was less than this obligation by $51.8 million as of December 31, 1999.

      The postretirement medical/life benefit obligation attributable to
Kaiser's plans was $658.2 million and $615.4 million as of December 31, 2000 and
1999, respectively. The postretirement medical/life benefit liability recognized in the Company's Consolidated Balance Sheet attributable to Kaiser's plans was
$714.9 million and $729.8 million as of December 31, 2000 and 1999, respectively.

                                                            Pension Benefits             Medical/Life Benefits
                                                     ------------------------------  ------------------------------
                                                                        Years Ended December 31,
                                                     --------------------------------------------------------------
                                                       2000       1999      1998       2000      1999       1998
                                                     ---------  --------  ---------  --------- ---------  ---------
Components of net periodic benefit costs:
   Service cost....................................  $   21.4   $  17.5   $   16.8   $    5.7  $    5.6   $    4.6
   Interest cost...................................      64.5      63.5       63.1       45.5      42.0       37.9
   Expected return on assets.......................     (81.9)    (76.3)     (72.3)         -         -          -
   Amortization of prior service costs.............       4.0       3.4        3.3      (12.9)    (12.1)     (12.5)
   Recognized net actuarial (gain) loss............      (2.5)      0.7        1.4       (0.3)     (0.2)      (7.2)
                                                     ---------  --------  ---------  --------- ---------  ---------
   Net periodic benefit costs......................       5.5       8.8       12.3       38.0      35.3       22.8
   Curtailments, settlements and other.............       0.1       0.4        3.2          -         -          -
                                                     ---------  --------  ---------  --------- ---------  ---------
      Adjusted net periodic benefit costs..........  $    5.6   $   9.2   $   15.5   $   38.0  $   35.3   $   22.8
                                                     =========  ========  =========  ========= =========  =========

      The net periodic pension costs attributable to Kaiser's plans was $3.6 million, $5.4 million and $9.1 million for the years ended December 31, 2000,
1999 and 1998, respectively.

      Included in the net periodic postretirement medical/life benefit cost is
$37.5million, $34.6 million and $22.2 million for the years ended December 31,
2000, 1999 and 1998, respectively, attributable to Kaiser's plans.

      The aggregate fair value of plan assets and accumulated benefit obligation for pension plans with plan assets in excess of accumulated benefit obligations were $843.7 million and $805.4 million, respectively, as of December 31, 2000, and $836.4 million and $729.3 million, respectively, as of December 31, 1999.

                                                                    Pension Benefits        Medical/Life Benefits
                                                                ------------------------  -------------------------
                                                                             Years Ended December 31,
                                                                ---------------------------------------------------
                                                                  2000    1999     1998     2000     1999     1998
                                                                ------- -------  -------  -------  -------  -------
Weighted-average assumptions:
   Discount rate..............................................     7.8%    7.8%     7.0%     7.8%     7.8%    7.0%
   Expected return on plan assets.............................     9.5%    9.5%     9.5%       -        -       -
   Rate of compensation increase..............................     4.0%    4.0%     5.0%     4.0%     4.0%    4.0%

      In 2000, the average annual assumed rate of increase in the per capita cost of covered benefits (i.e. health care cost trend rate) is 8.0% for all participants. The assumed rate of increase is assumed to decline gradually to
5.0% in 2009 for all participants and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates as of December 31, 2000 would have the following effects (in millions):

                                                                                  1-Percentage-     1-Percentage-
                                                                                  Point Increase    Point Decrease
                                                                                 ----------------  ----------------
Effect on total of service and interest cost components......................... $       6.9       $    (5.1)
Effect on the postretirement benefit obligations................................        69.4           (49.0)

      Savings and Incentive Plans
      The Company has various defined contribution savings plans designed to enhance the existing retirement programs of participating employees. Kaiser has an unfunded incentive compensation program which provides incentive compensation based upon performance against annual plans and over rolling three-year periods.
Expenses incurred by the Company for all of these plans were $7.7 million, $7.8 million and $9.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

15.   Minority Interests

      Minority interests represent the following (in millions):

                                                                                                 December 31,
                                                                                            -----------------------
                                                                                               2000        1999
                                                                                            ----------  -----------
Kaiser:
   Common stock, par $.01.................................................................  $    31.7   $     25.0
   Minority interests attributable to Kaiser's subsidiaries...............................      101.1        117.7
                                                                                            ----------  -----------
                                                                                            $   132.8   $    142.7
                                                                                            ==========  ===========

      KACC Redeemable Preference Stock
      In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "REDEEMABLE
PREFERENCE STOCK") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any. No additional Redeemable Preference Stock is expected to be issued. In connection with the USWA settlement agreement (see Note 4), during March 2001,
Kaiser redeemed all of the Cumulative Preference Stock (350,872 shares outstanding at December 31, 2000). The amount applicable to the unredeemed shares at December 31, 2000, of $17.5 million is included in other accrued liabilities. The net cash impact of the redemption on Kaiser was only approximately $5.5 million because approximately $12.0 million of the redemption amount had previously been funded into redemption funds (included in prepaid expenses and other current assets).

      Preference Stock
      KACC has four series of $100 par value Cumulative Convertible Preference
Stock ("$100 PREFERENCE STOCK") outstanding with annual dividend requirements of between 4 1/8% and 4 3/4%. KACC has the option to redeem the $100 Preference
Stock at par value plus accrued dividends. KACC does not intend to issue any additional shares of the $100 Preference Stock. The $100 Preference Stock can be
exchanged for per share cash amounts between $69 to $80. KACC records the $100
Preference Stock at their exchange amounts for financial statement presentation and the Company includes such amounts in minority interests. At December 31,
2000 and 1999, outstanding shares of $100 Preference Stock were 9,250 and
19,538, respectively.

      Kaiser Common Stock Incentive Plans
      Kaiser has a total of 8,000,000 shares of Kaiser common stock reserved for issuance under its incentive compensation programs. At December 31, 2000,
1,861,752 shares were available for issuance under these plans. Pursuant to
Kaiser's nonqualified stock option program, stock options are granted at or above the prevailing market price, generally vest at the rate of 20% to 33% per year and have a five or ten year term. Information relating to nonqualified stock options is shown below. The prices shown in the table below are the weighted average price per share for the respective number of underlying shares.

                                           2000                        1999                        1998
                                --------------------------  --------------------------- ---------------------------
                                   Shares        Price         Shares        Price         Shares        Price
                                ------------  ------------  ------------  ------------- ------------- -------------
Outstanding at beginning of
   year.......................    4,239,210   $     10.24     3,049,122   $       9.98       819,752  $      10.45
Granted.......................      757,335         10.23     1,218,068          11.15     2,263,170          9.79
Exercised.....................            -                      (7,920)          7.25       (10,640)         7.25
Expired or forfeited..........     (620,598)        11.08       (20,060)         11.02       (23,160)         9.60
                                ------------                ------------                -------------
Outstanding at end of year....    4,375,947         10.24     4,239,210          10.24     3,049,122          9.98
                                ============                ============                =============

Exercisable at end of year....    2,380,491   $     10.18     1,763,852   $      10.17     1,261,262  $      10.09
                                ============                ============                =============

      Options exercisable at December 31, 2000, had exercise prices ranging from
$6.13 to $12.75 and a weighted average remaining contractual life of 3.4 years.

16.   Stockholders' Equity

      Preferred Stock
      The holders of the Company's Class A $0.05 Non-Cumulative Participating
Convertible Preferred Stock (the "CLASS A PREFERRED STOCK") are entitled to receive, if and when declared, preferential cash dividends at the rate of $0.05 per share per annum and will participate thereafter on a share for share basis with the holders of common stock in all cash dividends, other than cash dividends on the common stock in any fiscal year to the extent not exceeding
$0.05 per share. Stock dividends declared on the common stock will result in the holders of the Class A Preferred Stock receiving an identical stock dividend payable in shares of Class A Preferred Stock. At the option of the holder, the
Class A Preferred Stock is convertible at any time into shares of common stock at the rate of one share of common stock for each share of Class A Preferred
Stock. Each holder of Class A Preferred Stock is generally entitled to ten votes per share on all matters presented to a vote of the Company's stockholders.

      Stock Option and Restricted Stock Plans
      In 1994, the Company adopted the MAXXAM 1994 Omnibus Employee Incentive
Plan (the "1994 OMNIBUS PLAN"). Up to 1,000,000 shares of common stock and
1,000,000 shares of Class A Preferred Stock were reserved for awards or for payment of rights granted under the 1994 Omnibus Plan of which 338,192 and
910,000 shares, respectively, were available to be awarded at December 31, 2000.
The 1994 Omnibus Plan replaced the Company's 1984 Phantom Share Plan (the "1984
PLAN") which expired in June 1994, although previous grants thereunder remain outstanding. The options (or rights, as applicable) granted in 1998, 1999 and
2000 generally vest at the rate of 20% per year commencing one year from the date of grant. The following table summarizes the options or rights outstanding and exercisable relating to the 1984 Plan and the 1994 Omnibus Plan. The prices shown are the weighted average price per share for the respective number of underlying shares.

                                           2000                        1999                        1998
                                --------------------------  --------------------------- ---------------------------
                                   Shares         Price        Shares         Price        Shares         Price
                                ------------  ------------  ------------  ------------- ------------- -------------
Outstanding at beginning of
   year.......................      401,400   $     44.36       302,000   $      41.88       296,800  $      38.47
Granted.......................      199,800         16.08       107,500          51.12        79,500         48.93
Exercised.....................            -             -        (6,600)         38.31       (53,200)        33.09
Expired or forfeited..........            -             -        (1,500)         56.00       (21,100)        42.03
                                ------------                ------------                -------------
Outstanding at end of year....      601,200         34.96       401,400          44.36       302,000         41.93
                                ============                ============                =============

Exercisable at end of year....      225,500   $     41.09       160,400   $      38.42       107,700  $      36.32
                                ============                ============                =============

      The following table summarizes information about stock options outstanding as of December 31, 2000:

                                                       Weighted Average
        Range of                                          Remaining                    Weighted Average              Options
    Exercise Prices               Shares               Contractual Life                 Exercise Price             Exercisable
------------------------     -----------------    --------------------------       -------------------------     ----------------
    $15.90 - $16.38                   199,800              10.0 years                   $         16.08                       -
         $28.00                         6,000               1.9 years                             28.00                    6,000
    $30.38 - $45.50                   234,900               6.3 years                             39.59                  149,800
    $46.80 - $56.00                   160,500               7.1 years                             51.95                   69,700
                             -----------------                                                                   ----------------
                                      601,200               7.7 years                             34.96                  225,500
                             =================                                                                   ================

      In addition to the options reflected in the table above, the Company granted 256,808 shares of restricted Common Stock in 1999 under the 1994 Omnibus
Plan. These shares were granted in connection with a bonus earned under an executive bonus plan. The Company recorded an $11.7 million non-cash charge to selling, general and administrative expenses for the year ended December 31,
1999 for the fair market value of these shares on the date of grant. The restricted shares are subject to certain provisions that lapse in 2014.

      Concurrent with the adoption of the 1994 Omnibus Plan, the Company adopted the MAXXAM 1994 Non- Employee Director Plan (the "1994 DIRECTOR PLAN"). Up to
35,000 shares of common stock are reserved for awards under the 1994 Director
Plan. Options were granted to non-employee directors to purchase 2,300 shares of common stock in 2000 and 1,800 shares for each of the years 1999 and 1998. The weighted average exercise prices of these options are $26.19, $62.00 and $60.94 per share, respectively, based on the quoted market price at the date of grant.
The options vest at the rate of 25% per year commencing one year from the date of grant. At December 31, 2000, options for 6,000 shares were exercisable.

      The Company applies the "intrinsic value" method described by Accounting
Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and
related interpretations to account for stock and stock-based compensation awards. In accordance with Statement of Financial Accounting Standards No. 123,
"Accounting for Stock-Based Compensation," the Company calculated pro forma compensation cost for all stock options granted using the "fair value" method.
The fair values of the stock options granted were estimated using the
Black-Scholes option pricing model. The Company's pro forma income (loss) before extraordinary item and diluted earnings per share before extraordinary items would have been $25.5 million and $3.37 per share, respectively, for the year ended December 31, 2000, $69.1 million and $8.91 per share, respectively, for the year ended December 31, 1999, and $(17.8) million and $(2.54) per share, respectively, for the year ended December 31, 1998.

      Shares Reserved for Issuance
      At December 31, 2000, the Company had 2,446,702 common shares and
1,000,000 Class A Preferred shares reserved for future issuances in connection with various options, convertible securities and other rights as described in this Note.

      Rights
      On December 15, 1999, the Board of Directors of the Company declared a dividend to its stockholders consisting of (i) one Series A Preferred Stock
Purchase Right (the "SERIES A RIGHT") for each outstanding share of the
Company's Class A Preferred Stock and (ii) one Series B Preferred Stock Purchase
Right (the "SERIES B RIGHT") for each outstanding share of the Company's common stock. The Series A Rights and the Series B Rights are collectively referred to herein as the "Rights". The Rights are exercisable only if a person or group of affiliated or associated persons (an "ACQUIRING PERSON") acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the
Company's common stock, or announces a tender offer that would result in beneficial ownership of 15% or more of the outstanding common stock. Any person or group of affiliated or associated persons who, as of December 15, 1999, was the beneficial owner of at least 15% of the outstanding common stock will not be deemed to be an Acquiring Person unless such person or group acquires beneficial ownership of additional shares of common stock (subject to certain exceptions).
Each Series A Right, when exercisable, entitles the registered holder to purchase from the Company one share of Class A Preferred Stock at an exercise price of $165.00. Each Series B Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of the
Company's new Class B Junior Participating Preferred Stock, with a par value of
$0.50 per share (the "JUNIOR PREFERRED STOCK"), at an exercise price of $165.00 per one-hundredth of a share. The Junior Preferred Stock has a variety of rights and preferences, including a liquidation preference of $75.00 per share and voting, dividend and distribution rights which make each one-hundredth of a share of Junior Preferred Stock equivalent to one share of the Company's common stock.

      Under certain circumstances, including if any person becomes an Acquiring
Person other than through certain offers for all outstanding shares of stock of the Company, or if an Acquiring Person engages in certain "self-dealing"
transactions, each Series A Right would enable its holder to buy Class A
Preferred Stock (or, under certain circumstances, preferred stock of an acquiring company) having a value equal to two times the exercise price of the
Series A Right, and each Series B Right shall enable its holder to buy common stock of the Company (or, under certain circumstances, common stock of an acquiring company) having a value equal to two times the exercise price of the
Series B Right. Under certain circumstances, Rights held by an Acquiring Person will be null and void. In addition, under certain circumstances, the Board is authorized to exchange all outstanding and exercisable Rights for stock, in the ratio of one share of Class A Preferred Stock per Series A Right and one share of common stock of the Company per Series B Right. The Rights, which do not have voting privileges, expire on December 11, 2009 but may be redeemed by action of the Board prior to that time for $0.01 per right, subject to certain restrictions.

      Voting Control
      As of December 31, 2000, Federated Development Inc., a wholly owned subsidiary of Federated Development Company ("FEDERATED"), and Mr. Charles E.
Hurwitz beneficially owned (exclusive of securities acquirable upon exercise of stock options) an aggregate of 99.1% of the Company's Class A Preferred Stock and 42.4% of the Company's common stock (resulting in combined voting control of approximately 70.6% of the Company). Mr. Hurwitz is the Chairman of the Board
and Chief Executive Officer of the Company and Chairman and Chief Executive
Officer of Federated. Federated is wholly owned by Mr. Hurwitz, members of his immediate family and trusts for the benefit thereof.

17.   Commitments and Contingencies

      Commitments
      Minimum rental commitments under operating leases at December 31, 2000 are as follows: years ending December 31, 2001 - $44.0 million; 2002 - $38.7 million; 2003 - $34.9 million; 2004 - $31.0 million; 2005 - $27.7 million;
thereafter - $80.5 million. Rental expense for operating leases was $48.6 million, $47.3 million and $39.6 million for the years ended December 31, 2000,
1999 and 1998, respectively. The minimum future rentals receivable under noncancellable subleases at December 31, 2000 were $132.3 million.

      Kaiser has a long-term liability, net of estimated sublease income
(included in other noncurrent liabilities), on a building in which Kaiser has not maintained offices for a number of years, but for which it is responsible for lease payments as master tenant through 2008 under a sale-and-leaseback agreement. During 2000, Kaiser reduced its net lease obligation by $17.0 million
(see Note 2) to reflect new third-party sublease agreements which resulted in occupancy and lease rates above those previously projected.

   Aluminum Operations

      Environmental Contingencies
      Kaiser is subject to a number of environmental laws and regulations, to fines or penalties assessed for alleged breaches of the environmental laws and regulations, and to claims and litigation based upon such laws. Kaiser is subject to a number of claims under the Comprehensive Environmental Response,
Compensation and Liability Act of 1980 (as amended by the Superfund Amendments
Reauthorization Act of 1986, "CERCLA"), and, along with certain other entities, has been named as a potentially responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

      Based on Kaiser's evaluation of these and other environmental matters,
Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in other noncurrent liabilities (in millions):

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                   2000        1999        1998
                                                                                ----------  ----------  -----------
Balance at beginning of year..................................................  $    48.9   $    50.7   $     29.7
Additional accruals...........................................................        2.6         1.6         24.5
Less expenditures.............................................................       (5.4)       (3.4)        (3.5)
                                                                                ----------  ----------  -----------
Balance at end of year........................................................  $    46.1   $    48.9   $     50.7
                                                                                ==========  ==========  ===========

      These environmental accruals represent Kaiser's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology, and Kaiser's assessment of the likely remediation action to be taken. Kaiser expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 million to $12.0 million for the years 2001 through
2005 and an aggregate of approximately $21.0 million thereafter.

      As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. Kaiser believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $35.0 million. As the resolution of these matters is subject to further regulatory review and approval, no specific assurances can be given as to when the factors upon which a substantial portion of this estimate is based can be expected to be resolved. However, Kaiser is working to resolve certain of these matters. Kaiser believes that it has insurance coverage available to recover certain incurred and future environmental costs and is pursuing claims in this regard. During December 1998,
Kaiser received recoveries totaling approximately $35.0 million from certain of its insurers related to current and future claims. Based on Kaiser's analysis, a total of $12.0 million of such recoveries was allocable to previously accrued
(expensed) items and, therefore, was reflected in earnings during 1998. The remaining recoveries were offset against increases in the total amount of environmental reserves. No assurances can be given that Kaiser will be successful in other attempts to recover incurred or future costs from other insurers or that the amount of recoveries received will ultimately be adequate to cover costs incurred. While uncertainties are inherent in the final outcome of these environmental matters, and it is impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

      Asbestos Contingencies
      Kaiser is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with Kaiser or exposure to products containing asbestos produced or sold by Kaiser. The lawsuits generally relate to products Kaiser has not sold for more than 20 years.

      The following table presents the changes in number of such claims pending for the years ended December 31, 2000, 1999, and 1998.

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                   2000        1999        1998
                                                                                ----------  ----------  -----------
Number of claims at beginning of year.........................................    100,000      86,400       77,400
Claims received...............................................................     30,600      29,300       22,900
Claims settled or dismissed...................................................    (19,800)    (15,700)     (13,900)
                                                                                ----------  ----------  -----------
Number of claims at end of year...............................................    110,800     100,000       86,400
                                                                                ==========  ==========  ===========
Number of claims at end of period (included above) covered by agreements under
   which Kaiser expects to settle over an extended period.....................     66,900      31,900       30,000
                                                                                ==========  ==========  ===========

      Kaiser maintains a liability for estimated asbestos-related costs for claims filed to date and an estimate of claims to be filed over a 10 year period
(i.e., through 2010). Kaiser's estimate is based on its view, at each balance sheet date, of the current and anticipated number of asbestos-related claims, the timing and amounts of asbestos-related payments, the status of ongoing litigation and settlement initiatives, and the advice of Wharton Levin
Ehrmantraut Klein & Nash, P.A., with respect to the current state of the law related to asbestos claims. However, there are inherent uncertainties involved in estimating asbestos-related costs, and Kaiser's actual costs could exceed its estimates due to changes in facts and circumstances after the date of each estimate. Further, while Kaiser does not believe there is a reasonable basis for estimating asbestos-related costs beyond 2010 and, accordingly, no accrual has been recorded for any costs which may be incurred beyond 2010, Kaiser expects that such costs are likely to continue beyond 2010, and that such costs could be substantial.

      Kaiser believes that it has insurance coverage available to recover a substantial portion of its asbestos-related costs. Although Kaiser has settled asbestos-related coverage matters with certain of its insurance carriers, other carriers have not yet agreed to settlements, and disputes with certain carriers exist. The timing and amount of future recoveries from these and other insurance carriers will depend on the pace of claims review and processing by such carriers and on the resolution of any disputes regarding coverage under such policies. Kaiser believes that substantial recoveries from the insurance carriers are probable. Kaiser reached this conclusion after considering its prior insurance-related recoveries in respect of asbestos-related claims, existing insurance policies, and the advice of Heller Ehrman White &
McAuliffe LLP with respect to applicable insurance coverage law relating to the terms and conditions of those policies. During 2000, Kaiser filed suit against a group of its insurers, after negotiations with certain of the insurers regarding an agreement covering both reimbursement amounts and the timing of reimbursement payments were unsuccessful. The litigation is intended, among other things, to:
(1) ensure that the insurers provide Kaiser with timely and appropriate reimbursement payments for asbestos-related settlements and related legal costs incurred; and (2) to resolve certain issues between the parties with respect to how specific provisions of the applicable insurance policies are to be applied.
Given the significance of expected asbestos-related payments in 2001 and 2002 based on settlement agreements in place at December 31, 2000, the receipt of timely and appropriate reimbursements from such insurers is critical to Kaiser's liquidity. The court is not expected to try the case until late 2001 or 2002.
Kaiser is continuing to receive cash payments from the insurers.

      The following tables present the historical information regarding Kaiser's asbestos-related balances and cash flows (in millions).

                                                                                                December 31,
                                                                                         --------------------------
                                                                                            2000           1999
                                                                                         -----------   ------------
Liability (current portion of $130.0 and $53.0, respectively) ........................   $    492.4    $     387.8
Receivable (included in long-term receivables and other assets)(1) ...................       (406.3)        (315.5)
                                                                                         -----------   ------------

                                                                                         $     86.1    $      72.3
                                                                                         ===========   ============
----------------
(1)   The asbestos-related receivable was determined on the same basis as the asbestos-related cost accrual. However, no assurances can be given that
      Kaiser will be able to project similar recovery percentages for future asbestos-related claims or that the amounts related to future asbestos-related claims will not exceed Kaiser's aggregate insurance coverage. As of December 31, 2000 and 1999, $36.9 million and $25.0 million, respectively, of the receivable amounts relate to costs paid. The remaining receivable amounts relate to costs that are expected to be paid by Kaiser in the future.

                                                                     Year Ended December 31,
                                                              ------------------------------------     Inception
                                                                 2000        1999         1998          To Date
                                                              ----------  ----------  ------------  ---------------
Payments made, including related legal costs...............   $    99.5   $    24.6   $      18.5   $        220.5
Insurance recoveries.......................................       (62.8)       (6.6)        (19.9)          (131.3)
                                                              ----------  ----------  ------------  ---------------
                                                              $    36.7   $    18.0   $      (1.4)  $         89.2
                                                              ==========  ==========  ============  ===============

                                                                                December 31, 2000
                                                              -----------------------------------------------------
                                                                 2001 and 2002        2003 to 2005      Thereafter
                                                              -------------------  ------------------   -----------
Expected annual payment amounts, before considering insurance
   recoveries.................................................  $110.0 - $135.0       $25.0 - $50.0       $125.0

      Kaiser continues to monitor claims activity, the status of lawsuits
(including settlement initiatives), legislative developments, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from
Kaiser's underlying assumptions. This process resulted in Kaiser reflecting charges of $43.0 million, $53.2 million, and $12.7 million (included in investment, interest and other income (expense), net) in the years ended
December 31, 2000, 1999, and 1998, respectively, for asbestos-related claims, net of expected insurance recoveries, based on recent cost and other trends experienced by Kaiser and other companies. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, management believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position or liquidity. However, as Kaiser's estimates are periodically re-evaluated, additional charges may be necessary and such charges could be material to the results of the period in which they are recorded.

      Labor Matters
      In connection with the USWA strike and subsequent lock-out by Kaiser, which was settled in September 2000, certain allegations of unfair labor practices ("ULPS") were filed with the National Labor Relations Board ("NLRB")
by the USWA. Kaiser responded to all such allegations and believes that they were without merit. Twenty-two of twenty-four allegations of ULPs previously brought against Kaiser by the USWA have been dismissed. A trial before an administrative law judge for the two remaining allegations commenced in November
2000 and is continuing. Kaiser is unable to estimate when the trial will be completed. Any outcome from the trial before the administrative law judge would be subject to additional appeals by the general counsel of the NLRB, the USWA or Kaiser. This process could take months or years. If these proceedings eventually resulted in a final ruling against Kaiser with respect to either allegation, it could be obligated to provide back pay to USWA members at the five plants and such amount could be significant. Kaiser continues to believe that the charges are without merit. While uncertainties are inherent in matters such as this and it is presently impossible to determine the actual costs, if any, that may ultimately arise in connection with this matter, Kaiser's management does not believe that the outcome of this matter will have a material adverse impact on the Company's liquidity or financial position. However, amounts paid, if any, in satisfaction of this matter could be significant to the results of the period in which they are recorded.

      Forest Products Operations
      Regulatory and environmental matters play a significant role in the
Company's forest products business, which is subject to a variety of California and federal laws and regulations, as well as the HCP and SYP (defined below) and
Pacific Lumber's timber operator's license, dealing with timber harvesting practices, threatened and endangered species and habitat for such species, and air and water quality. As further described in Note 6, on March 1, 1999, Pacific
Lumber and the Company consummated the Headwaters Agreement with the United
States and California. In addition to the transfer of the Headwaters Timberlands described in Note 6, a sustained yield plan (the "SYP") and a multiple- species habitat conservation plan (the "HCP") were approved and incidental take permits related to the HCP (the "PERMITS") were issued.

       The SYP complies with certain California Board of Forestry and Fire
Protection regulations requiring timber companies to project timber growth and harvest on their timberlands over a 100-year planning period and to demonstrate that their projected average annual harvest for any decade within a 100-year planning period will not exceed the average annual harvest level during the last decade of the 100-year planning period. The SYP is effective for 10 years
(subject to review after five years) and may be amended by Pacific Lumber, subject to approval by the California Department of Forestry and Fire Protection
(the "CDF"). Revised SYPs will be prepared every decade that address the harvest level based upon reassessment of changes in the resource base and other factors.
The HCP and the Permits allow incidental "take" of certain species located on the Company's timberlands which have been listed as endangered or threatened under the federal Endangered Species Act (the "ESA") and/or the California
Endangered Species Act ("CESA") so long as there is no "jeopardy" to the continued existence of such species. The HCP identifies the measures to be instituted in order to minimize and mitigate the anticipated level of take to the greatest extent practicable. The SYP is also subject to certain of these provisions. The HCP and related Permits have a term of 50 years. The Company believes that the SYP and the HCP should in the long-term expedite the preparation and facilitate approval of its THPs, although the Company is experiencing difficulties in the THP approval process as it implements these agreements.

      Under the Federal Clean Water Act, the Environmental Protection Agency
("EPA") is required to establish total maximum daily load limits ("TMDLS") in water courses that have been declared to be "water quality impaired." The EPA and the North Coast Regional Water Quality Control Board are in the process of establishing TMDLs for 17 northern California rivers and certain of their tributaries, including nine water courses that flow within the Company's timberlands. The Company expects this process to continue into 2010. In the
December 1999 EPA report dealing with TMDLs on two of the nine water courses, the agency indicated that the requirements under the HCP would significantly address the sediment issues that resulted in TMDL requirements for these water courses. However, the September 2000 report by the staff of the North Coast
Regional Water Quality Control Board proposed various actions, including restrictions on harvesting beyond those required under the HCP. Dates for hearings concerning these matters have not been scheduled. Establishment of the final TMDL requirements applicable to the Company's timberlands will be a lengthy process, and the final TMDL requirements applicable to the Company's timberlands may require aquatic protection measures that are different from or in addition to the prescriptions to be developed pursuant to the watershed analysis process provided for in the HCP.

      Lawsuits are pending and threatened which seek to prevent the Company from implementing the HCP and/or the SYP, implementing certain of the Company's approved THPs or carrying out certain other operations. On December 2, 1997, a lawsuit entitled Jennie Rollins, et al. v. Charles Hurwitz, John Campbell,
Pacific Lumber, MAXXAM Group Holdings Inc., Scotia Pacific Holding Company,
MAXXAM Group Inc., MAXXAM Inc., Barnum Timber Company, et al. (the "Rollins
lawsuit") was filed. On March 5, 2001, the parties in the Rollins lawsuit reached an agreement to settle this matter. Substantially all of the amounts to be paid to the plaintiffs will be paid by the Company's insurers. Still pending is a similar lawsuit, also filed on December 2, 1997, entitled Kristi Wrigley, et al. v. Charles Hurwitz, John Campbell, Pacific Lumber, MAXXAM Group Holdings
Inc., Scotia Pacific Holding Company, MAXXAM Group Inc., MAXXAM Inc., Scotia
Pacific Company LLC, et al. (the "Wrigley lawsuit"). This action alleges, among other things, that the defendants' logging practices have contributed to an increase in flooding and damage to domestic water systems in a portion of the
Elk River watershed.

      On January 28, 1997, an action was filed against Pacific Lumber entitled
Ecological Rights Foundation, Mateel Environmental v. Pacific Lumber (the "ERF
lawsuit") in the U.S. District Court in the Northern District of California.
This action alleges that Pacific Lumber has discharged pollutants into federal waterways, and the plaintiffs are seeking to enjoin Pacific Lumber from continuing such actions, civil penalties of up to $25,000 per day for each violation, remediation and other damages. This case was dismissed by the
District Court on August 19, 1999, but the dismissal was reversed by the U.S.
Ninth Circuit Court of Appeals on October 30, 2000, and the case was remanded to the District Court, but no further proceedings have occurred. The Company believes that it has strong factual and legal defenses with respect to the
Wrigley lawsuit and ERF lawsuit; however, there can be no assurance that they will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

      On March 31, 1999, an action entitled Environmental Protection Information
Center, Sierra Club v. California Department of Forestry and Fire Protection,
California Department of Fish and Game, The Pacific Lumber Company, Scotia
Pacific Company LLC, Salmon Creek Corporation, et al. (the "EPIC-SYP/PERMITS
LAWSUIT") was filed alleging various violations of the CESA and the California
Environmental Quality Act, and challenging, among other things, the validity and legality of the Permits issued by California and the SYP. On March 31, 1999, an action entitled United Steelworkers of America, AFL-CIO, CLC, and Donald Kegley
v. California Department of Forestry and Fire Protection, The Pacific Lumber
Company, Scotia Pacific Company LLC and Salmon Creek Corporation (the "USWA
LAWSUIT") was filed also challenging the validity and legality of the SYP. The
Company believes that appropriate procedures were followed throughout the public review and approval process concerning the HCP and the SYP, and the Company is working with the relevant government agencies to defend these challenges.
Although uncertainties are inherent in the final outcome of the EPIC-SYP/Permits lawsuit and the USWA lawsuit, the Company believes that the resolution of these matters should not result in a material adverse effect on its financial condition, results of operations or the ability to harvest timber.

      On or about February 23, 2001, Pacific Lumber received a letter from the
Environmental Protection Information Association of its 60-day notice of intent to sue Pacific Lumber under the federal Clean Water Act ("CWA"). The letter alleges a number of violations of the CWA by Pacific Lumber in certain watersheds since 1990. If filed, the lawsuit will purportedly seek declarative and injunction relief for past violations and to prevent future violations, as well as civil penalties. Such civil penalties could be up to $25,000 per day for each continuing violation. The Company does not know when or if a lawsuit will be filed regarding this matter, or if a lawsuit is filed, the ultimate impact of such lawsuit on its consolidated financial condition or results of operations.

      While the Company expects environmentally focused objections and lawsuits to continue, it believes that the HCP, the SYP and the Permits should enhance its position in connection with these continuing challenges and, over time, reduce or minimize such challenges.

      OTS Contingency and Related Matters
      On December 26, 1995, the United States Department of Treasury's Office of
Thrift Supervision ("OTS") initiated a formal administrative proceeding against the Company and others by filing a Notice of Charges (the "NOTICE"). The Notice alleges, among other things, misconduct by the Company, Federated, Mr. Charles
Hurwitz and others (the "RESPONDENTS") with respect to the failure of United
Savings Association of Texas ("USAT"), a wholly owned subsidiary of United
Financial Group ("UFG"). At the time of receivership, the Company owned approximately 13% of the voting stock of UFG. The Notice claims, among other things, that the Company was a savings and loan holding company, that with others it controlled USAT, and that, as a result of such status, it was obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other Respondents, including that through USAT it was involved in prohibited transactions with Drexel Burnham
Lambert Inc. The hearing on the merits of this matter commenced on September 22,
1997 and concluded on March 1, 1999. On February 10, 1999, the OTS and FDIC
settled with all of the Respondents (except Mr. Charles Hurwitz, Chairman and
Chief Executive Officer of the Company, the Company and Federated) for $1.0
million and limited cease and desist orders.

      Post hearing briefing concluded on January 31, 2000. In its post-hearing brief, the OTS claims, among other things, that the remaining Respondents, Mr.
Hurwitz, the Company and Federated, are jointly and severally liable to pay either $821.3 million in restitution or reimbursement of $362.6 million for alleged unjust enrichment. The OTS also claims that each remaining Respondent should be required to pay $4.6 million in civil money penalties, and that Mr.
Hurwitz should be prohibited from engaging in the banking industry. The
Respondents' brief claims that none of them has any liability in this matter. A recommended decision by the administrative law judge could be made at any time.
A final agency decision would thereafter be issued by the OTS Director. Such decision would then be subject to appeal by any of the parties to the federal appellate court.

      On August 2, 1995, the Federal Deposit Insurance Corporation ("FDIC")
filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (the "FDIC ACTION") in the
U.S. District Court for the Southern District of Texas. The original complaint was against Mr. Hurwitz and alleged damages in excess of $250.0 million based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleged, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and the Company maintained the net worth of USAT. In January 1997, the FDIC filed an amended complaint which seeks, conditioned on the OTS prevailing in its administrative proceeding, unspecified damages from Mr. Hurwitz relating to amounts the OTS does not collect from the Company and Federated with respect to their alleged obligations to maintain USAT's net worth.

      On May 31, 2000, the Company, Federated and Mr. Hurwitz filed a counterclaim to the FDIC action (the "FDIC COUNTERCLAIM"). The FDIC Counterclaim states that the FDIC illegally paid the OTS to bring claims against the Company,
Federated and Mr. Hurwitz. The Company, Federated and Mr. Hurwitz are asking that the FDIC be ordered to not make any further payments to the OTS to fund the administrative proceedings described above, and they are seeking reimbursement of attorneys' fees and damages from the FDIC. As of December 31, 2000, such fees were in excess of $30.0 million.

      On January 16, 2001, an action was filed against the Company, Federated and certain of the Company's directors entitled Alan Russell Kahn v. Federated
Development Co., MAXXAM Inc., et. al., (the "KAHN LAWSUIT"). The plaintiff purports to bring this action as a stockholder of the Company derivatively on behalf of the Company. The lawsuit concerns the FDIC and OTS actions, and the
Company's advancement of fees and expenses on behalf of Federated and certain of the Company's directors in connection with these actions. It alleges that the defendants have breached their fiduciary duties to the Company, and have wasted corporate assets, by allowing the Company to bear all of the costs and expenses of Federated and certain of the Company's directors related to the FDIC and OTS actions. The plaintiff seeks to require Federated and certain of the Company's directors to reimburse the Company for all costs and expenses incurred by the
Company in connection with the FDIC and OTS actions, and to enjoin the Company from advancing to Federated or certain of the Company's directors any further funds for costs or expenses associated with these actions.

      The Company's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. The Company is obligated to advance defense costs to its officers and directors, subject to the individual's obligation to repay such amount if it is ultimately determined that the individual was not entitled to indemnification. In addition, the Company's indemnity obligation can, under certain circumstances, include amounts other than defense costs, including judgments and settlements.

      The Company has concluded that it is unable to determine a reasonable estimate of the loss (or range of loss), if any, that could result from the OTS and FDIC matters. Accordingly, it is impossible to assess the ultimate outcome of these matters or their potential impact on the Company; however, any adverse outcome of these matters could have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity. With respect to the Kahn lawsuit, although it is impossible to assess the ultimate outcome of this matter, the Company believes that the resolution of this matter should not result in a material adverse effect on its consolidated financial position, results of operations or liquidity.

      Other Matters
      The Company is involved in various other claims, lawsuits and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

18.   Derivative Financial Instruments and Related Hedging Programs

      In conducting its business, Kaiser uses various instruments, including forward contracts and options, to manage the risks arising from fluctuations in aluminum prices, energy prices and exchange rates. Kaiser enters into hedging transactions to limit its exposure resulting from (i) its anticipated sales of alumina, primary aluminum, and fabricated aluminum products, net of expected purchase costs for items that fluctuate with aluminum prices, (ii) the energy price risk from fluctuating prices for natural gas, fuel oil and diesel oil used in its production process, and (iii) foreign currency requirements with respect to its cash commitments with foreign subsidiaries and affiliates.

      As Kaiser's hedging activities are generally designed to lock-in a specified price or range of prices, gains or losses on the derivative contracts utilized in these hedging activities (except the impact of those contracts discussed below which have been marked to market) will generally offset at least a portion of any losses or gains, respectively, on the transactions being hedged. See Note 1 for a discussion of the effects of the new accounting requirements under SFAS No. 133, which will be followed for reporting results beginning with the first quarter of 2001. The following table summarizes
Kaiser's hedging positions at December 31, 2000:

                                                                                    Estimated
                                                                                   Percent of
                                                                                  Annual Sales/
                                                                        Notional    Purchases   Carrying   Market
                 Commodity                           Period              Amount      Hedged       Value     Value
------------------------------------------ --------------------------- ---------- ------------- --------- ---------

Aluminum (in tons):
   Option contracts.......................            2001                362,000      82%(1)   $   18.2  $    3.1
   Option contracts.......................            2002                262,000      52%(1)       10.9      13.4
   Option contracts.......................            2003                 42,000       9%(1)        1.8       1.7

Energy-Natural gas (in MMBtu's per day):
   Option contracts and swaps.............  January 2001 to June 2001      27,900      24%           1.3      21.8

Foreign currency- Australian dollars (millions):
   Forwards and option contracts..........            2001               A$ 160.0      80%           1.4      (5.2)
   Options contract.......................        2002 to 2005           A$  90.0      56%          12.2      13.3

---------------------
(1)   As of February 28, 2001, the estimated percentages of annual sales of primary aluminum (equivalents) hedged for 2001, 2002 and 2003 were 82%,
      63% and 14%, respectively.

      During late 1999 and early 2000, Kaiser entered into a series of transactions with a counterparty that provided Kaiser with a premium over the forward market prices at the date of the transaction for 2,000 tons of primary aluminum per month during the period January 2000 through June 2001. Kaiser also contracted with the counterparty to receive certain fixed prices (also above the forward market prices at the date of the transaction) on 4,000 tons of primary aluminum per month over a three year period commencing October 2001, unless market prices during certain periods decline below a stipulated "floor" price, in which case the fixed price sales portion of the transactions terminate. The price at which the October 2001 and later transactions terminate is well below current market prices. While Kaiser believes that the October 2001 and later transactions are consistent with its stated hedging objectives, these positions do not qualify for treatment as a "hedge" under both the pre-January 1, 2001, and post-December 31, 2000, accounting guidelines. Accordingly, these positions are "marked-to-market" each period. See Note 2 for mark-to-market pre-tax gains
(losses) associated with the transactions for the years ended December 31, 2000,
1999 and 1998.

      As of December 31, 2000, Kaiser had sold forward approximately 100% and
80% of the alumina available to it in excess of its projected internal smelting requirements for 2001 and 2002, respectively, at prices indexed to future prices of primary aluminum.

19.     Supplemental Cash Flow and Other Information

                                                                                     Years Ended December 31,
                                                                                -----------------------------------
                                                                                   2000        1999        1998
                                                                                ----------  ----------  -----------
                                                                                           (In millions)
Supplemental information on non-cash investing and financing activities:
   Repurchases of debt using restricted cash and marketable securities........  $    52.4   $       -   $        -
   Contribution of property and inventory in exchange for joint
      venture interest........................................................          -           -          8.7
   Acquisition of assets subject to other liabilities.........................          -           -          0.8
   Purchases of marketable securities and other investments using
      restricted cash ........................................................        0.4        15.9            -
   Repayment of short-term debt issued to repurchase
      treasury stock..........................................................          -           -        (35.1)

Supplemental disclosure of cash flow information:
   Interest paid, net of capitalized interest.................................  $   183.5   $   189.9   $    186.6
   Income taxes paid, net.....................................................       19.6        27.0         16.7

20.   Quarterly Financial Information (Unaudited)

      Summary quarterly financial information for the years ended December 31,
2000 and 1999 is as follows (in millions, except share information):

                                                                           Three Months Ended
                                                     --------------------------------------------------------------
                                                        March 31         June 30      September 30     December 31
                                                     --------------  --------------  --------------  --------------
2000:
   Net sales(1)....................................  $       637.6   $       627.1   $       618.3   $       565.0
   Operating income................................           38.5            60.6             1.4            30.1
   Income (loss) before extraordinary items........            3.5            10.3           (17.3)           33.5
   Extraordinary items, net........................            1.4               -             0.6             1.9
   Net income (loss)...............................            4.9            10.3           (16.7)           35.4
   Basic earnings per common share:
      Income (loss) before extraordinary items.....  $        0.48   $        1.49   $       (2.54)  $        4.96
      Extraordinary items, net.....................           0.20               -            0.07            0.29
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        0.68   $        1.49   $       (2.47)  $        5.25
                                                     ==============  ==============  ==============  ==============
   Diluted earnings per common and common
      equivalent share:
      Income (loss) before extraordinary items.....  $        0.44   $        1.36   $       (2.54)  $        4.51
      Extraordinary items, net.....................           0.18               -            0.07            0.27
                                                     --------------  --------------  --------------  --------------
      Net income (loss)............................  $        0.62   $        1.36   $       (2.47)  $        4.78
                                                     ==============  ==============  ==============  ==============
1999:
   Net sales(1)....................................  $       555.7   $       600.0   $       593.7   $       601.3
   Operating income (loss).........................          (35.2)           (2.6)          (19.1)            5.4
   Net income (loss)...............................          112.1           (18.1)          (37.4)           17.0
   Earnings (loss) per share:
      Basic........................................          16.02           (2.59)          (5.35)           2.41
      Diluted......................................          14.35           (2.59)          (5.35)           2.19

---------------------
(1)   Net sales for the quarterly periods prior to the quarter ended December
      31, 2000, have been restated by $10.0 million, $10.3 million and $8.1 million for the first, second and third quarters of 2000, respectively, and by $10.9 million, $11.2 million, $8.4 million and $8.8 million for the first, second, third and fourth quarters of 1999, respectively, to conform to a new accounting principle that requires freight charges to be included in cost of sales and operations.